Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

FRANCHISE GROUP NEWCO R, LLC,

the Sellers Listed on Schedule I

and

REVOLUTION FINANCIAL, INC.,

as Seller Representative

Dated December 16, 2019

i

3.3	Non-contravention	27
3.4	Capital Structure of Parent	27
3.5	Proceedings	28
3.6	Brokers’ Fees	28
3.7	Mass Layoffs	28
3.8	Subsidiaries	28
3.9	Financial Ability	28
3.10	Independent Investigation; No Reliance	28

ARTICLE 4	INTERIM COVENANTS	29

4.1	Conduct of Business	29
4.2	Reasonable Best Efforts; Regulatory Approvals; Access	30
4.3	Notice of Certain Events	31
4.4	Exclusivity	31

ARTICLE 5	POST-CLOSING COVENANTS	31

5.1	Further Assurances	31
5.2	Non-Solicitation; Confidentiality	32
5.3	Preservation of and Access to Books and Records	33

ARTICLE 6	EMPLOYEE MATTERS	34

ARTICLE 7	CONDITIONS PRECEDENT TO CLOSING	35

7.1	Conditions Precedent to the Obligations of Each Party	35
7.2	Conditions Precedent to the Obligations of Buyer	36
7.3	Conditions Precedent to the Obligations of Sellers	38
7.4	Frustration of Closing Conditions	39

ARTICLE 8	TERMINATION	39

8.1	Termination	39
8.2	Effect of Termination	40

ARTICLE 9	INDEMNIFICATION	40

9.1	Indemnification by Sellers	40
9.2	Indemnification by Buyer	41
9.3	Survival and Time Limitations	41
9.4	Limitations on Indemnification by Sellers	41
9.5	Third-Party Claims	42
9.6	Direct Claims	43
9.7	Other Indemnification Matters	44
9.8	Sources of Remedies	44

ARTICLE 10	TAX MATTERS	45

10.1	Proration of Real and Personal Property Taxes	45
10.2	Cooperation on Tax Matters	46
10.3	Transfer Taxes	46
10.4	Closing Purchase Price Adjustment	46
10.5	Tax Treatment	46
10.6	Controlling Provisions	46

ii

ARTICLE 11	DEFINITIONS	46

ARTICLE 12	MISCELLANEOUS	63

12.1	Press Releases and Public Announcements	63
12.2	No Third-Party Beneficiaries	63
12.3	Entire Agreement	63
12.4	Succession and Assignment	63
12.5	Counterparts	63
12.6	Headings	63
12.7	Notices	63
12.8	Governing Law	64
12.9	Consent to Jurisdiction	64
12.10	Amendments and Waivers	65
12.11	Injunctive Relief	65
12.12	Severability	65
12.13	Expenses	66
12.14	Construction	66
12.15	Incorporation of Exhibits and Schedule	66
12.16	Schedules	66
12.17	Waiver of Jury Trial	67
12.18	Seller Representative	67

iii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into on December 16, 2019, by and among Franchise Group Newco R, LLC, a Delaware limited liability company (“Buyer”), the Sellers listed on Schedule I hereto (collectively “Sellers”) and Revolution Financial, Inc., a Texas corporation, as the representative of the Sellers (the “Seller Representative”). Buyer, Sellers and the Seller Representative are referred to collectively herein as the “Parties” and individually as a “Party”.

RECITALS:

WHEREAS, Sellers are engaged in the business of marketing, offering and originating consumer loans (together with any other business conducted by Sellers since February 1, 2019, the “Business”); and

WHEREAS, Sellers wish to sell and assign to Buyer, and Buyer wishes to purchase and assume from Sellers, the Purchased Assets and Assumed Liabilities, on the terms and subject to the conditions set forth herein (the “Transaction”).

AGREEMENT

NOW THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

ARTICLE 1

PURCHASE AND SALE

1.1 Purchased Assets. In accordance with the terms and upon the conditions of this Agreement, at the Closing, Sellers will sell, assign, transfer, convey and deliver to Buyer (or its designated Affiliate), and Buyer (or its designated Affiliate) will purchase, acquire and accept from Sellers, free and clear of all Liens (other than Permitted Liens), all of Sellers’ right, title and interest in the assets and properties existing as of the Closing Date that are used in connection with the Business (collectively, the “Purchased Assets”), including, but not limited to, the following:

(a) all Material Contracts set forth on Schedule 1.1(a) (collectively, the “Assigned Contracts”);

(b) all Intellectual Property owned by Sellers, including the Intellectual Property set forth on Schedule 1.1(b);

(c) all furniture, fixtures, tools, equipment, telephones, facsimile machines, smartphones, tablets, machinery, parts, spare parts and tools and tangible personal property used or held for use in the Business;

(d) IT Assets owned by Sellers that are used or held for use in connection with the Business;

(e) other than the Permits set forth on Schedule 1.2(k), all Permits, including those set forth on Schedule 1.1(e), to the extent such Permits may be transferred to Buyer under applicable Law and by the terms of such Permits;

(f) all prepaid expenses, credits, advance payments, security deposits, charges, sums and fees related to the Business, including those set forth on Schedule 1.1(f);

(g) all warranties, indemnities and similar rights against third parties to the extent related to any of the other categories of Purchased Assets or any Assumed Liabilities (including any Claims with respect to Purchased Assets or Assumed Liabilities);

(h) all accounts receivable and all other current assets of the Sellers other than the Cash and Cash Equivalents (except as contemplated by Section 1.1(n));

(i) all Books and Records related to the Business, including employee personnel files, to the extent Sellers are legally permitted to provide copies thereof to Buyer;

(j) all insurance proceeds, recoveries or refunds received by Sellers after the Closing Date in respect of any Loss related to the Business or other categories of Purchased Assets;

(k) all Claims, actions, causes of action, rights of recovery and rights of set-off or reimbursement of any kind, whether choate or inchoate, known or unknown, contingent or non-contingent, of the Sellers with respect to the assets listed in the preceding clauses of this Section 1.1 or otherwise primarily related to the Business, including rights to recover past, present and future Losses in connection therewith;

(l) all loans made by any Seller and any and all promissory notes, other Contracts or instruments relating thereto, including the right to receive payments in respect thereof, whether principal, interest, fees or otherwise;

(m) (i) all attorney-client privilege and attorney work-product protection of Sellers or their Affiliates to the extent related to the Business as a result of legal counsel representing the Sellers or the Business, other than in connection with the Transaction, and (ii) all documents subject to the attorney-client privilege or work-product protection described in clause (i) of this paragraph; provided, however, that Sellers and their Affiliates shall be entitled to assert (but not, for the avoidance of doubt, to waive) any such privilege or protection in connection with any third party claim not involving Buyer or its Affiliates, on the one hand, and Sellers or their Affiliates, on the other hand;

(n) Cash and Cash Equivalents in an amount equal to the Post-Closing Cash Payment; and

(o) any other assets, properties or rights, in each case, to the extent primarily related to the Business;

provided, that the Purchased Assets will not include the Retained Assets.

1.2 Retained Assets. Notwithstanding Section 1.1, and without limiting the rights of Buyer under the Operating Agreement, the Purchased Assets will not include any of the assets and properties set forth on Schedule 2.5 or the following assets and properties (collectively, the “Retained Assets”):

(a) any Cash and Cash Equivalents of Sellers in excess of the amount of the Post-Closing Cash Payment (it being understood and agreed that the amount of Cash and Cash Equivalents of the Sellers as of the Cut-Off Date was estimated to be approximately $935,000.00);

(b) ownership title to any real property owned by Sellers or their Affiliates;

(c) subject to Section 1.1(j), the Company Insurance Policies;

(d) any assets held in trust for the benefit of participants in any Plan;

(e) any Related Party Agreement;

(f) any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity, including equity interests in Sellers;

(g) any rights of Sellers under this Agreement, any Ancillary Agreements and any other documents, instruments or certificates executed in connection with the transactions contemplated by this Agreement;

(h) any bank accounts of Sellers or their Affiliates;

(i) all Tax refunds, Tax Returns and income Tax credits of the Sellers;

(j) any Retained Books and Records;

(k) the Permits set forth on Schedule 1.2(k); and

(l) (i) all attorney-client privilege and attorney work-product protection of Sellers or their Affiliates as a result of legal counsel representing the Sellers, their Affiliates or the Business in connection with the Transaction, (ii) all documents subject to the attorney-client privilege or work-product protection described in clause (i) of this paragraph and (iii) all documents prepared by or received by Sellers or their Affiliates in connection with the Transaction; provided, however, that Buyer shall be entitled to assert (but not, for the avoidance of doubt, to waive) any such privilege or protection in connection with any third party claim not involving the Sellers or their Affiliates, on the one hand, and Buyer or its Affiliates, on the other hand.

1.3 Assumed Liabilities; Retained Liabilities. Buyer (or its designated Affiliate) will only assume the Assumed Liabilities and no others. Buyer (or its designated Affiliate) will discharge, satisfy or pay the Assumed Liabilities when due. Sellers will retain all Retained Liabilities and will discharge, satisfy or pay the Retained Liabilities when due. For the avoidance of doubt, neither Buyer nor any of its Affiliates shall in any event assume or be deemed to assume, nor shall it or they be liable for, any obligations or liabilities of Sellers or any of their respective Affiliates or any of its equityholders of any kind or nature whatsoever (whether express or implied, fixed or contingent, known or unknown), including any Taxes and any liabilities with respect to any of their respective employees or former employees and their eligible dependents, other than the Assumed Liabilities.

1.4 Consideration. The sole consideration for the Purchased Assets (collectively, the “Consideration”) shall be (a) the Cash Purchase Price, which shall be delivered to or on behalf of Sellers as contemplated by Section 1.6(a)(i), (b) the Closing Equity Purchase Price, which shall be delivered to or on behalf of Sellers as contemplated by Section 1.6(a)(ii) and shall be subject to adjustment pursuant to Section 1.6(b) and Section 1.10, (c) the Nonforfeitable Equity Amount, which shall be delivered to or on behalf of Sellers as contemplated by Section 1.6(a)(iii), (d) the repayment of the Frontier Note up to the Payoff Amount as contemplated by Section 1.6(a)(iv), (e) the assumption by Buyer (or its designated Affiliate) of the Assumed Liabilities pursuant to this Agreement and (f) the Post-Closing Cash Payment, which shall be delivered to or on behalf of Sellers as contemplated by Section 1.11.

1.5 Estimated Closing Purchase Price. No later than three (3) Business Days prior to the Closing Date, the Seller Representative will deliver to Buyer a statement (the “Estimated Closing Statement”) setting forth the Seller Representative’s good faith estimates as of the Closing Date of (i) the amount of Consumer Loan Receivables and, based thereon, the Payoff Amount, if any, together with reasonable supporting documentation in respect thereof, (ii) the amount of Interim Period Cash, the total amount of Run Rate Expenses incurred after the Cut-Off Date, and the total amount of Run Rate Expenses paid by the Sellers after the Cut-Off Date and at or prior to the Closing (the “Paid Run Rate Amount”), together with reasonable supporting documentation in respect thereof, and (iii) based on the information set forth in the immediately preceding clauses (i) and (ii), the estimated Purchase Price (the “Estimated Closing Purchase Price”). For purposes of calculating the Estimated Closing Purchase Price, the Excess Frontier Payoff Amount shall be assumed to be zero, and the Excess Frontier Payoff Amount (if any) shall solely be determined after the Closing in accordance with Section 1.7 based on the amount of Consumer Loan Receivables, as finally determined pursuant to Section 1.7. Prior to the Closing Date, the Seller Representative shall in good faith incorporate reasonable comments on the Estimated Closing Statement, if any, received from Buyer and shall deliver to Buyer an updated Estimated Closing Statement reflecting such reasonable comments, if applicable. For the avoidance of doubt, no proposed comments provided by Buyer or any such updated Estimated Closing Statement or estimated amounts in accordance with this Section 1.5, or any consummation of the Closing regardless of any dispute with respect to the Estimated Closing Statement or any estimated amounts as provided in this Section 1.5, shall constitute acceptance by Buyer of the Estimated Closing Statement for purposes of Section 1.7.

1.6 Payments at Closing.

(a) Closing Payments. At the Closing, Buyer shall:

(i) pay to the Seller Representative, on behalf of Sellers, the Cash Purchase Price in immediately available funds to the bank account set forth on Schedule 1.6(a)(i);

(ii) cause Parent to issue to Sellers the Closing Equity Purchase Price (which shall be subject to adjustment pursuant to Section 1.6(b) and Section 1.10), it being understood and agreed that the Closing Equity Purchase Price shall be retained by Parent and shall be available to satisfy claims of Buyer pursuant to Section 1.7 and indemnification claims pursuant to Article 9, in each case in accordance with the terms set forth in this Agreement and the Parent LLC Agreement; provided, however, concurrently with the Closing, each Seller shall distribute, either directly or through one or more of its Affiliates, such Seller’s portion of the Closing Equity Purchase Price to the Seller Representative, as the ultimate owner of each Seller, and, for administrative convenience, each Seller, on behalf of itself and its Affiliates, hereby directs each of Buyer and Parent to issue the Closing Equity Purchase Price to which such Seller is entitled hereunder directly to the Seller Representative; and

(iii) cause Parent to issue to Sellers the Nonforfeitable Equity Amount; provided, however, concurrently with the Closing, each Seller shall distribute, either directly or through one or more of its Affiliates, such Seller’s portion of the Nonforfeitable Equity Amount to the Seller Representative, as the ultimate owner of each Seller, and, for administrative convenience, each Seller, on behalf of itself and its Affiliates, hereby directs each of Buyer and Parent to issue the Nonforfeitable Equity Amount to which such Seller is entitled hereunder directly to the Seller Representative;

(iv) repay, or cause to be repaid, on behalf of Sellers, the Payoff Amount in accordance with the instructions set forth in the Payoff Letter.

(b) Closing Purchase Price Adjustment. Within five Business Days after the Purchase Price becomes final and binding in accordance with Section 1.7:

(i) if the Final Closing Purchase Price (as determined pursuant to Section 1.7) exceeds the Estimated Closing Purchase Price (the amount of such excess, the “Surplus Amount”), then Buyer shall cause Parent to issue to Sellers an aggregate number of Parent Common Units (rounded up) equal to the Surplus Amount divided by the Closing Equity Value; provided, each Seller shall distribute, either directly or through one or more of its Affiliates, such Seller’s portion of such Parent Common Units to the Seller Representative, as the ultimate owner of each Seller, and, for administrative convenience, each Seller, on behalf of itself and its Affiliates, hereby directs each of Buyer and Parent to issue such Parent Common Units to which such Seller is entitled hereunder directly to the Seller Representative;

(ii) if the Estimated Closing Purchase Price exceeds the Final Closing Purchase Price (as determined pursuant to Section 1.7) (the amount of such excess, the “Shortfall Amount”), then (A) Buyer shall be permitted to instruct Parent, and Parent shall be permitted to redeem for $0, for cancellation, that number of Parent Common Units (rounded up) constituting part of the Equity Holdback Amount in an amount equal to the Shortfall Amount divided by the Closing Equity Value; provided that, if the Shortfall Amount is in excess of the then-remaining Equity Holdback Amount valued using the Closing Equity Value, then, at the election of Buyer, upon notice to the Seller Representative, either (i) the Seller Representative shall, within two Business Days of the determination of the Shortfall Amount, deliver to Buyer an aggregate amount of cash equal to such excess amount to an account designated by Buyer or (ii) Buyer shall be permitted to instruct Parent, and Parent shall be permitted to redeem for $0, for cancellation, that number of Parent Common Units (rounded up) in an amount equal to such excess amount divided by the Closing Equity Value.

1.7 Closing Purchase Price Determination.

(a) Within 120 days following the Closing Date, Buyer shall prepare and deliver to the Seller Representative a statement setting forth Buyer’s calculation as of the Closing Date of (i) the amount of Consumer Loan Receivables and, based thereon, the Excess Frontier Payoff Amount, if any, together with reasonable supporting documentation in respect thereof, (ii) the amount of Interim Period Cash, the total amount of Run Rate Expenses incurred after the Cut-Off Date, and the Paid Run Rate Amount, together with reasonable supporting documentation in respect thereof, and (iii) based on the information set forth in the immediately preceding clauses (i) and (ii), the Buyer’s computation of the resulting Purchase Price (the “Closing Statement”). If the Seller Representative has any good faith objections to the Closing Statement prepared by Buyer, then the Seller Representative will deliver a detailed written statement (the “Objections Statement”) describing (A) which items on the Closing Statement have not been prepared in accordance with this Agreement, (B) the basis for the Seller Representative’s disagreement with the calculation of such items, and (C) the Seller Representative’s proposed dollar amount for each item in dispute to Buyer within 30 days after delivery of the Closing Statement. During the 30-day period, the Seller Representative and its representatives shall have the right to request copies of Buyer’s Books and Records that are reasonably required to support calculations set forth in the Closing Statement, solely for purposes reasonably related to the determinations set forth in the Closing Statement and the resulting calculation of the Purchase Price, and Buyer shall use reasonable best efforts to supply such copies promptly, subject to the Seller Representative’s execution of a customary confidentiality agreement substantially in the form attached hereto as Exhibit D. If the Seller Representative fails to deliver an Objections Statement within such 30 day period, then the Closing Statement shall become final and binding on all Parties. Sellers shall be deemed to have agreed with all amounts and items contained or reflected in the Closing Statement to the extent such amounts or items are not disputed in the Objections Statement.

(b) If the Seller Representative delivers an Objections Statement within such 30 day period, then the Seller Representative and Buyer will use commercially reasonable efforts to resolve any such disputes, but if a final resolution is not obtained within 15 days after Seller Representative has submitted any Objections Statements with respect to any such disputes (“Unresolved Disputes”), such Unresolved Disputes will be resolved by Grant Thornton LLP or, if such firm is not available for such assignment, such other accounting firm upon which Buyer, on the one hand, and the Seller Representative, on the other hand, shall reasonably agree (the “Accountants”). Buyer and the Seller Representative will use commercially reasonable efforts to cause the Accountants to prepare and deliver a written report to Buyer and the Seller

Representative rendering a final and binding decision on all Unresolved Disputes promptly, but in any event within 20 Business Days after the Unresolved Disputes are submitted to the Accountants. Absent fraud or manifest error, the Accountants’ determination of such Unresolved Disputes will be final and binding upon all Parties. The fees, costs and expenses charged by the Accountants (the “Accountants’ Fees”) shall be borne by Sellers, on the one hand, and Buyer, on the other hand, in the same proportion that the aggregate amount of Unresolved Disputes that were determined in favor of either Party bears to the total amount of Unresolved Disputes submitted to the Accountants by the Parties, such that the prevailing party pays the lesser proportion of such fees, costs and expenses. For example, if the Seller Representative claims that the appropriate adjustments are, in the aggregate, $1,000 greater than the amount determined by Buyer and if the Accountants ultimately resolve the dispute by awarding to Sellers an aggregate of $300 of the $1,000 contested, then the Accountants’ Fees will be allocated 30% (i.e., 300 divided by 1,000) to Buyer and 70% (i.e., 700 divided by 1,000) to Sellers. The Accountants shall not ascribe a value to any Unresolved Dispute that is greater than the greatest amount or is less than the lowest amount ascribed thereto by the Buyer or the Seller Representative, as applicable. The final Closing Statement, as finally determined pursuant to this Section 1.7, will be used to calculate the Consumer Loan Receivables, the Excess Frontier Payoff Amount, if any, the amount of Interim Period Cash, the Paid Run Rate Amount, and the resulting final Purchase Price (the “Final Closing Purchase Price”).

1.8 Closing. The closing of the Transaction (the “Closing”) shall take place at the offices of Willkie Farr & Gallagher LLP in New York City, New York (or remotely via the exchange of documents and signatures), commencing at 10:00 a.m. New York time on the third (3rd) Business Day following the date on which the satisfaction or written waiver (to the extent permitted by applicable Law) of the conditions to the obligations of the Parties set forth in Article 6 occurs (other than those conditions that by their terms are to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions at the Closing).

1.9 Withholding.

(a) Buyer (or any other Person that has any withholding obligation with respect to any payment made by or on behalf of Buyer pursuant to this Agreement) shall be entitled to deduct and withhold from any amount payable by Buyer pursuant to this Agreement such amounts as Buyer determines in good faith are required to be deducted or withheld therefrom or in connection therewith under the Code or any provision of state, local or foreign Law relating to Taxes. Without limiting the foregoing, Buyer shall provide ten days’ notice to the Seller Representative prior to withholding to give the Seller Representative an opportunity to provide additional information or to apply for any available exemption from, or a reduced rate of, withholding. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(b) The Parties agree to negotiate in good faith to resolve any disputes regarding this Section 1.9. In the event the Parties are unable to timely resolve any such disputes at least five days prior to a payment in connection with this Agreement, the Parties shall submit to the Accountants for review and resolution any and all matters that remain in dispute, and the Accountants shall resolve such dispute prior to such payment. The Accountants’ determination shall set forth in a written statement delivered to the Parties and shall be final, binding, and non-appealable. All fees and expenses of the Accountants incurred pursuant to this Section 1.9(b) shall be borne by Sellers.

1.10 EBITDA Equity Forfeiture.

(a) Within 30 days after completion of the audited consolidated financial statements of Franchise Group, Inc. and its Subsidiaries for the fiscal year ended December 31, 2022 by an independent accounting firm, Buyer shall deliver to the Seller Representative a statement (the “Equity Forfeiture Statement”) setting forth Buyer’s good faith determination of 2020 EBITDA, 2021 EBITDA and 2022 EBITDA and the resulting Equity Forfeiture Amount, if any. The Seller Representative shall have 30 days following receipt of the Equity Forfeiture Statement to object to any information or calculation therein, and if the Seller Representative does not so object, the Equity Forfeiture Statement prepared by Buyer shall be considered final, conclusive and binding with respect to Sellers. During the 30-day period, the Seller Representative and its representatives shall have the right to copies of Buyer’s Books and Records that are reasonably required to support the calculations set forth in the Equity Forfeiture Statement, solely for purposes reasonably related to the determinations of 2020 EBITDA, 2021 EBITDA and 2022 EBITDA and the resulting Equity Forfeiture Amount, and Buyer shall use reasonable best efforts to supply such copies promptly, subject to the Seller Representative’s execution of a customary confidentiality agreement substantially in the form attached hereto as Exhibit D. If the Seller Representative objects to any information or calculation contained in the Equity Forfeiture Statement, the Seller Representative shall provide Buyer, prior to the end of such 30-day period, with a written statement (the “Equity Forfeiture Objection Statement”) containing the Seller Representative’s alternative calculation of the applicable information or calculation and the resulting alternative calculation of 2020 EBITDA, 2021 EBITDA and 2022 EBITDA and the Equity Forfeiture Amount.

(b) If the Seller Representative delivers an Equity Forfeiture Objection Statement, the provisions of Section 1.7(b) shall apply mutatis mutandis.

(c) Within three Business Days of the final determination of the Equity Forfeiture Amount (if any) pursuant to this Section 1.10, Parent shall redeem for $0, for cancellation, a portion of the Closing Equity Purchase Price from the Seller Representative (including any transferee of the Seller Representative), having an aggregate value equal to the Equity Forfeiture Amount (if any) at a value per Parent Common Unit equal to the Closing Equity Value and Parent is hereby authorized to effect such redemption and cancellation.

1.11 Post-Closing Cash Payment. Within three Business Days following the earlier to occur of (a) the date on which the Cash and Cash Equivalents of the Business in respect of, or generated from, the operation of the Business in the ordinary course of business (and excluding, for the avoidance of doubt, any amounts generated from extraordinary or other non-recurring items) have been equal to or greater than (x) the amount of the Post-Closing Cash Payment, multiplied by (y) two, for a period of 10 consecutive Business Days, and (b) the two and one-half year anniversary of the Closing Date, Buyer shall pay the Seller Representative (on behalf of the Sellers) the Post-Closing Cash Payment by wire transfer of immediately available funds.

1.12 Non-Assignable Assets; Practical Benefits.

(a) Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 1.12, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to Buyer of any Purchased Asset would result in a violation of applicable Law, or would require the Consent of a Person who is not a Party or an Affiliate of a Party (including any Governmental Body), and such Consent will not have been obtained prior to the Closing, this Agreement will not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery thereof and such asset will not constitute a Purchased Asset. From the Closing Date to the 24-month anniversary thereof, Sellers and Buyer will use commercially reasonable efforts to obtain any such required Consent, such expense to be borne by Sellers; provided, that Buyer shall bear (x) any and all expenses related to obtaining any license or Permit required to operate the Business from and after the Closing Date and (y) legal fees and expenses of Sellers and Buyer (but not, for the avoidance of doubt, any fees or expenses of any landlord, which, if applicable, shall be borne by Sellers) incurred in connection with obtaining the Consent of the landlord to the assignment of any Existing Real Property Lease; provided, further, that none of Sellers nor their Affiliates shall have any Liability whatsoever for failure to obtain any Consent, except as provided in this Agreement. Once such consent, release, substitution or amendment is obtained, Sellers will sell, assign, transfer, convey and deliver to Buyer the relevant Purchased Asset to which such Consent, release, substitution or amendment relates for no additional consideration. Applicable sales, transfer and other similar Taxes in connection with such sale, assignment, transfer, conveyance or license will be paid by Sellers.

(b) Until any asset that would be a Purchased Asset but is not a Purchased Asset pursuant to Section 1.12(a) can be transferred to Buyer following the Closing pursuant to this Section 1.12, Buyer and Sellers will use commercially reasonable efforts to provide to the applicable Parties the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such asset to Buyer as of the Closing and the performance by Buyer of its obligations with respect thereto. Buyer will, as agent or subcontractor for Sellers, pay, perform and discharge fully the Liabilities of Sellers thereunder, solely to the extent such Liabilities constitute Assumed Liabilities, from and after the Closing Date. To the extent permitted under applicable Law, Sellers will, at Buyer’s expense, hold in trust for and pay to Buyer promptly upon receipt thereof, such asset and all income, proceeds and other monies received by Sellers to the extent related to such asset in connection with the arrangements under this Section 1.12. Sellers will be permitted to set off against such amounts all direct costs associated with the retention and maintenance of such assets. Upon receipt of Consent, such asset will be deemed a Purchased Asset and, if such Purchased Asset is an Assigned Contract, all Liabilities arising under or relating to such Assigned Contract from and after Closing (but excluding, in all cases, all obligations arising due to a breach of any Assigned Contract by Sellers or any of their Affiliates prior to the Closing) will be deemed Assumed Liabilities.

1.13 Purchase Price Allocation. The Purchase Price (and the Assumed Liabilities and other items constituting consideration for U.S. federal income Tax purposes) will be allocated among the Purchased Assets in accordance with Code Section 1060 and the Treasury Regulations promulgated thereunder, which amounts shall be further apportioned to reflect the portion of the consideration that is treated as a tax deferred Code Section 721 transaction. Within 30 days after the determination of the Final Closing Purchase Price or as soon as reasonably practicable thereafter, Buyer will deliver to the Seller Representative a proposed schedule of the allocation of the Consideration among the Purchased Assets (the “Allocation Schedule”). If the Seller Representative has any objections to the Allocation Schedule, the Seller Representative will deliver to Buyer a statement setting forth its objections thereto (an “Allocation Objections Statement”) within 15 days of Buyer’s delivery of the proposed Allocation Schedule to the Seller Representative. If an Allocation Objections Statement is not delivered to Buyer within 15 days of Buyer’s delivery of the Allocation Schedule, the Allocation Schedule delivered by Buyer will be deemed final. If an Allocation Objections Statement is delivered by the Seller Representative to Buyer within such 15-day period, the Seller Representative and Buyer will negotiate in good faith to resolve any such objections, but if they do not reach a final resolution within 30 days after the delivery of the Allocation Objections Statement, such will be resolved by the Accountants in accordance with the procedures set forth in Section 1.7. The Seller Representative and Buyer will use their commercially reasonable efforts to cause the Accountants to resolve all disagreements as soon as practicable with respect to the disputed items set forth in the Allocation Objections Statement. The resolution of the dispute by the Accountants will be final and binding upon the Parties. Any adjustments to the Purchase Price will be allocated in a manner consistent with the Allocation Schedule, as agreed to by the Parties or determined by the Accountants, and the Allocation Schedule will be modified, if necessary, to take into account such adjustments. Any adjustments to the Consideration will be reflected in a revised Allocation Schedule prepared in accordance with the Allocation Schedule, as agreed to by the Parties hereto or as determined by the Accountants. Buyer and Sellers agree to be bound by the Allocation Schedule for all Tax purposes and to file, or cause to be filed, all required forms and Tax Returns in a manner consistent with the Allocation Schedule, unless otherwise required by applicable Law or a final and non-appealable determination of a court of competent jurisdiction.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers hereby represent and warrant to Buyer that the statements contained in this Article 2 are correct and complete as of the date hereof and the Closing Date.

2.1 Organization, Qualification, and Power. The type of entity and jurisdiction of formation of each Seller is set forth on Schedule 2.1. Each Seller is duly organized, validly existing and in good standing in its respective jurisdiction of formation. Each Seller is duly authorized to conduct its business and is in good standing under the Laws of each state or other jurisdiction where such qualification is required, except where the failure to so qualify would not have a Material Adverse Effect, and each such jurisdiction is set forth on Schedule 2.1. To the Knowledge of Sellers, no other jurisdiction has demanded, requested or otherwise indicated to any Seller that such Seller is required to so qualify on account of ownership or leasing of its assets or the conduct of the Business. Each Seller has full power and authority necessary to carry on the business in which it is engaged and to own, lease and use the properties owned, leased and used by it.

2.2 Authorization; Enforceability. Each Seller has all requisite power and authority to execute, deliver and perform this Agreement, the Ancillary Agreements to which it is a party, to consummate the Transaction and to perform all of the terms and obligations hereunder and thereunder required to be performed by such Seller. The execution, delivery and performance by each Seller of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by each Seller of the Transaction, has been duly authorized by all necessary actions of such Seller. This Agreement has been, and each of the other Ancillary Agreements to which a Seller is a party has been, duly and validly executed and delivered by Sellers, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement and each of the other Ancillary Agreements to which a Seller is a party constitute the legal, valid and binding obligation of such Seller(s), enforceable against such Seller(s) in accordance with its terms, except to the extent that such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or (b) by general equitable principles (regardless of whether enforcement is sought in a Proceeding at law or in equity). No Person (other than Buyer) has any Contract, understanding, option or right, including any right of first offer, right of first refusal, preemptive right or other preferential purchase right, providing for the purchase or acquisition from Sellers of the Business or any of the Purchased Assets (or any portion thereof or interests therein).

2.3 Non-contravention. Except as set forth on Schedule 2.3, the consummation of the Transactions, will not (a) violate or conflict with any Law or Order to which any Seller or the Purchased Assets are subject, (b) violate or conflict with any provision of the Organizational Documents of any Seller or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice or payment under any Material Contract, Permit, instrument or other arrangement to which any Seller is a party or by which it is bound or to which any of Purchased Assets is subject (or result in the imposition of any Lien upon any of the Purchased Assets). Except as set forth on Schedule 2.3, no Seller is required to give any notice to, make any filing with, or obtain any Consent or Permit of any Governmental Body or other Person to consummate the Transaction.

2.4 Brokers’ Fees. No Seller has any Liability to pay any fees or commissions to any broker, finder or agent with respect to the Transaction.

2.5 Assets.

(a) Sellers have good and marketable title to, or a valid leasehold interest or license in, all of the Purchased Assets free and clear of all Liens, except for Permitted Liens. Upon execution and delivery of this Agreement and the Ancillary Agreements, Buyer will be vested with good, marketable and valid title to the Purchased Assets, free and clear of all Liens (other than Permitted Liens). None of Sellers’ Affiliates have any right, title or interest in or to any of the Purchased Assets.

(b) Except for the Retained Assets, the Purchased Assets constitute all of the assets, rights and properties owned, licensed, used or held for use in the Business as currently conducted. The Purchased Assets are adequate and sufficient to conduct the Business in the Ordinary Course of Business. Except for the Retained Assets and except as set forth on Schedule 2.5, there are no assets, properties or property rights of any kind or nature that Sellers have been using, holding or operating in the Business that will not be transferred to Buyer immediately following the Closing.

2.6 Financial Statements.

(a) Attached hereto as Schedule 2.6(a) are correct and complete copies of the following financial statements of the Seller Representative and its Subsidiaries on a consolidated basis (collectively, the “Financial Statements”): (i) an unaudited balance sheet, statement of income, stockholders’ equity, and cash flows (the “Most Recent Financial Statements”) for the period beginning on January 1, 2019 through October 31, 2019 (the “Most Recent Fiscal Month End”) and for the period commencing on November 27, 2018 and ending on December 31, 2018 and (ii) statements of profits and losses of the Business acquired pursuant to the Prior Acquisition Agreements as of December 31, 2018. The Most Recent Financial Statements are true, correct and complete in all material respects, have been prepared in accordance with GAAP (other than the absence of footnotes, none of which would be, individually or in the aggregate, material) consistently applied and, with respect to the Most Recent Financial Statements, the historical accounting practices of the Seller Representative and present fairly in all material respects the financial condition, results of operation, changes in equity and cash flow of Sellers as of and for their respective dates and for the periods then ending.

(b) Since November 27, 2018, (x) there has not been any Material Adverse Change and (y) no event has occurred which could reasonably be expected to result in a Material Adverse Change. Since February 1, 2019, (A) the Business has been conducted in the Ordinary Course of Business, and (B) without limiting the generality of the foregoing, except as set forth on Schedule 2.6(b), no Seller has:

(i) acquired, sold, leased, transferred or assigned any assets or property (tangible or intangible) with a value in excess of $25,000, except for the purchase of supplies in the Ordinary Course of Business and the purchase of stores listed on Schedule 2.6(b)(i);

(ii) experienced any damage, destruction or loss (whether or not covered by insurance) to its assets or property (tangible or intangible) in excess of $25,000;

(iii) entered into, terminated or amended any Material Contract and no Person has accelerated, terminated, modified or canceled any such Material Contract;

(iv) issued, created, incurred or assumed any Debt or created any Lien (other than any Permitted Lien) on any of its assets;

(v) forgiven, canceled, compromised, waived or released any Debt owed to it or any right or Claim, except for Debts less than $10,000, individually, forgiven, canceled, compromised, waived or released in the Ordinary Course of Business;

(vi) (A) transferred, licensed or disposed to any Person of part or all of the Seller Intellectual Property, other than transfers of non-exclusive licenses in the Ordinary Course of Business, or (B) disclosed any trade secrets to a third party, other than pursuant to a confidentiality agreement;

(vii) granted any increase in salary or bonus or otherwise increased the compensation or benefits payable or provided to any director, officer, employee, consultant, advisor or agent, other than in the Ordinary Course of Business;

(viii) engaged in any promotional, sales or discount or other activity that has or could reasonably be expected to have the effect of accelerating sales prior to the Closing that would otherwise be expected to occur subsequent to the Closing;

(ix) made any commitment outside of the Ordinary Course of Business or in excess of $25,000 in the aggregate for capital expenditures to be paid after the Closing or failed to incur capital expenditures in accordance with its capital expense budget;

(x) instituted any material change in the conduct of the Business or any change in its accounting practices or methods, cash management practices or method of purchase, sale, lease, management, marketing, loan origination or operation;

(xi) failed to timely pay any Taxes due, filed any Tax Return inconsistent with past practice or, on any such Tax Return, taken any position, made any election or adopted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, settled or compromised any Claim related to Taxes or entered into any closing agreement or similar agreement relating to Taxes;

(xii) collected its accounts receivable or paid any accrued Liabilities or accounts payable or prepaid any expenses or other items, in each case other than in the Ordinary Course of Business;

(xiii) entered into, amended or terminated any collective bargaining agreement or other agreement with a labor union or labor organization;

(xiv) settled or compromised any pending or threatened Claim or the commenced any Proceeding;

(xv) abandoned, modified, waived, terminated, failed to renew, allowed to lapse or made any other change to any Permit (other than in the Ordinary Course of Business);

(xvi) terminated or materially amended any Plan or waived any provision of any Plan or the restrictive covenant obligation of any employee of Sellers; or

(xvii) authorized any of, or committed or agreed to take, whether in writing or otherwise, to do any of the foregoing actions.

2.7 Legal Compliance.

(a) Sellers and their respective predecessors and Affiliates are, and at all times since the Look Back Date have been, in compliance in all material respects with all applicable Laws and Orders, and no Proceeding has ever been filed or commenced or, to the Knowledge of Sellers, threatened alleging any failure to so comply. Since February 1, 2019, and, to the Knowledge of Sellers, from the Look Back Date to and including February 1, 2019, no Seller has received any notice or communication alleging any non-compliance of the foregoing.

(b) Sellers hold, and at all times since the Look Back Date have held, all Permits required under applicable Laws for the operation of the Business. A true and complete list of all Permits held by Sellers is set forth on Schedule 2.7(b). Sellers are, and at all times since the Look Back Date have been, in all material respects, in compliance with the terms of such Permits. Since February 1, 2019, and, to the Knowledge of Sellers, from the Look Back Date to and including February 1, 2019, no notice has been received from any Governmental Body by any Seller alleging the failure to hold any such required Permit. No suspension, cancellation or materially adverse modification of any such Permit is pending or, to the Knowledge of Sellers, threatened.

(c) To the Knowledge of Sellers, no Seller nor its officers, managers, stockholders, directors, agents, employees or any other Persons acting on their behalf has (i) made, offered to make or promised any illegal or improper payment, including to any officer or employee of any Governmental Body or any employee, customer or supplier of any Seller, or (ii) accepted or received any unlawful contributions, payments, expenditures or gifts; and no Proceeding has been filed or commenced alleging any such payments.

2.8 Tax Matters.

(a) Each Seller has duly and timely filed all Tax Returns required to be filed by or with respect to it, including any Tax Returns related to the Business, the Purchased Assets and the Assumed Liabilities. All such Tax Returns are true, correct and complete in all material respects. All Taxes due and payable by or with respect to each Seller have been timely paid, including any Taxes related to the Business, the Purchased Assets, and the Assumed Liabilities. No claim has ever been made by a Tax authority in a jurisdiction where any Seller does not file Tax Returns that it is or may be subject to Tax by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any assets of any Seller including any such Liens related to the Business, the Purchased Assets or the Assumed Liabilities. Each Seller has duly and timely withheld and remitted and deposited all Taxes required to have been withheld, remitted or deposited in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other Person.

(b) There is no federal, state, local or foreign Tax audit, examination or administrative or judicial Tax proceeding or assessment being conducted, pending or threatened against any Seller, including with respect to the Business, the Purchased Assets or the Assumed Liabilities. No Seller has received from any Tax authority any (i) notice indicating an intent to open an audit or other Tax review with respect to the Business, the Purchased Assets or the Assumed Liabilities, (ii) request for information related to Tax matters with respect to the

Business, the Purchased Assets or the Assumed Liabilities, or (iii) notice of deficiency or proposed adjustment or dispute for any amount of Tax proposed, asserted, or assessed by any Tax authority with respect to the Business, the Purchased Assets or the Assumed Liabilities. No waiver of any statute of limitations relating to Taxes for which any Seller may be liable is in effect, and no written request for such a waiver is outstanding.

(c) None of the Purchased Assets is a “section 197 intangible” within the meaning of Section 197 of the Code that would be subject to the anti-churning rules of Section 197(f)(9) of the Code.

(d) No Seller is a party to or bound by or has requested any Tax rulings, technical advice memoranda, closing agreements or other agreements with any Tax authority, not is a party to any Tax allocation, Tax indemnity, Tax sharing or similar agreement or arrangement.

2.9 Real Property. Schedule 2.9 sets forth the address of each leasehold or subleasehold estate, license, or other right to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in Real Property held by any Seller (the “Leased Real Property”), and a true and complete list of all Leases for each Leased Real Property (the “Existing Real Property Leases”).

(a) Sellers have made available to Buyer a true and complete copy of each Existing Real Property Lease (as amended to date), and each such Lease constitutes the entire agreement between the applicable Seller and each landlord or sublandlord with respect to the applicable Leased Real Property. Subject to the respective terms and conditions in the Existing Real Property Leases, a Seller holds the leasehold interest in the Leased Real Property and possesses good and marketable, indefeasible title thereto, free and clear of all Liens (other than Permitted Liens). All rent and other sums and charges payable by any Seller, as tenant under any of the Existing Real Property Leases, are current. To the Knowledge of Sellers, no Existing Real Property Lease is subject to any material defenses, setoffs or counterclaims, and no material obligations of any lessor, landlord or sublandlord thereunder are delinquent. No Seller nor, to the Knowledge of any Seller, any other party to any Existing Real Property Lease, is in default (with or without the lapse of time or the giving of notice, or both) or breach in any material respect under the terms thereof. No written notice of any material default under any Existing Real Property Lease, which default remains uncured, has been sent or received by any Seller. To Sellers’ Knowledge, no conditions or circumstances exist which, with the lapse of time or the giving of notice, or both, would constitute a material default or breach under any Existing Real Property Lease. Except as disclosed in the Existing Real Property Leases, no Seller has exercised or given any notice of exercise, received any notice of exercise by a lessor, landlord or sublandlord of, nor has any lessor, landlord or sublandlord exercised, any option, right of first refusal or right of first offer contained in any such Existing Real Property Lease, including any such option or right pertaining to purchase, expansion, renewal, extension, termination or relocation. Except as disclosed in the Existing Real Property Leases, no Seller has transferred, assigned, mortgaged, pledge or otherwise encumbered its leasehold interest in any of the Leased Real Property, nor agreed to do any of the foregoing. No Seller is a sublandlord or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any real property and, other than Sellers, there are no parties having any current or future right to occupy any of the Leased Real Property during the term of each of the Existing Real Property Leases.

(b) To the Knowledge of Sellers, all buildings, structures, facilities and improvements located on the Leased Real Property, including buildings, structures, fixtures, facilities and improvements which are under construction (collectively, “Improvements”) comply in all material respects with valid and current certificates of occupancy or similar permits to the extent required by Law for the use thereof, and conform in all material respects with all applicable Laws. To the Knowledge of Sellers, the Improvements are in all material respects (i) in good operating condition and repair (ordinary wear and tear excepted), and (ii) suitable and adequate for the conduct of the Business as currently conducted. All of the land, buildings, structures and other Improvements used by Sellers are included in the Leased Real Property, and no other real property is reasonably required to operate the Business as currently conducted. There are no leasing commissions due from any Seller with respect to any Leased Real Property.

(c) There are no existing violations of any material covenant, condition, or restriction of record with respect to any Leased Real Property or any portion thereof. No Seller has received written notice (i) of any pending or threatened actions, suits, arbitration, claims or proceedings at law or in equity affecting any Leased Real Property or any Seller, which claims would not be covered by insurance (subject to the payment of any deductibles), (ii) from any Governmental Body, or any lessor, landlord or sublandlord, of any action for revocation of any certificate of occupancy relating to any Leased Real Property, (iii) of any violation of any zoning, subdivision, platting, building, fire, insurance, set back requirements and other land use Laws related to the Leased Real Property or the occupancy thereof and (iv) from any Governmental Body of any public improvements or re-zoning measures that would result in material special assessments against or otherwise materially adversely affect any Leased Real Property.

(d) Except as set forth on Schedule 2.9(d), neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated herein, nor the fulfillment of or compliance with the terms and conditions hereof, required the Consent of any lessor, landlord or sublandlord pursuant to any Existing Real Property Lease.

(e) Sellers do not own any real property. No Leased Real Property is held pursuant to an oral Lease.

2.10 Intellectual Property.

(a) Sellers exclusively (even as to the Equityholders) own all right, title and interest in and to all Seller Intellectual Property, or have the right to use, all of the Intellectual Property used in or held for use in the operation of the Business as currently conducted, in each case, free and clear of all Liens (other than Permitted Liens).

(b) To the Knowledge of Sellers, the conduct of the Business does not infringe, misappropriate or otherwise violate, and has since the Look Back Date not infringed, misappropriated, or otherwise violated Intellectual Property of any other Person, and there is no Claim pending that has been served on or delivered to any Seller or, to the Knowledge of Sellers, threatened alleging any such infringement or violation or challenging any Seller’s rights in or to any Seller Intellectual Property. To the Knowledge of Sellers, no Person is infringing or otherwise violating any Seller Intellectual Property. After the Closing, Buyer will have the right to use all Intellectual Property used or held for use in connection with the Business on substantially similar terms and conditions as Sellers enjoyed immediately prior to the Closing.

(c) The Business IT Systems operate and perform in all material respects as is necessary for the operation of the Business as currently conducted, and there has been no material failure or breach of the Business IT Systems in the past two years that has not been resolved. There is no reason to believe that the Business IT Systems will not operate or will not continue to be accessible to users on substantially the same availability basis immediately after the Closing as available on the date hereof, except as may result from Buyer’s actions after the Closing. There has been no material unauthorized access to or use of any Business IT Systems.

(d) Each present or past employee, officer, consultant or any other Person who developed any Seller Intellectual Property (including any Software) has executed a valid and enforceable Contract with a Seller that obligates such Person to keep any confidential information, including trade secrets, of Sellers confidential both during and after the term of employment or Contract. To the Knowledge of Sellers, all Seller Intellectual Property created by all present or past employees, officers, consultants or any other Person who developed any Seller Intellectual Property (including any Software) is owned by Sellers and has been assigned to Sellers as a matter of law. No present or past employee, officer, consultant or any other Person who developed any Seller Intellectual Property (including any Software) owns any right, title, or interest in and to any Seller Intellectual Property.

2.11 Privacy and Data Security.

(a) Each Seller currently complies with, and has at all times since the Look Back Date complied with, all applicable Data Protection Requirements in all material respects.

(b) No Seller has received any subpoenas, demands, or other notices form any Governmental Body investigating, inquiring into, or otherwise relating to any actual or potential violation of any Data Protection Law and, to the Knowledge of Sellers, no Seller is under investigation by any Governmental Body for any actual or potential violation of any Data Protection Law. No notice, complaint, claim, enforcement action, or litigation of any kind has been served on any Seller under any applicable Data Protection Requirements.

(c) Each Seller has implemented and maintain commercially reasonable security measures, consistent with applicable Data Protection Requirements, designed to protect (i) the operation, confidentiality, integrity, and security of the software, systems, and websites that are involved in the collection and/or processing of Personal Data and (ii) the Personal Data in its possession and/or control from unauthorized access, use, modification, or disclosure.

(d) To the Knowledge of Sellers, no Seller has experienced any security breaches or unauthorized access, use, modification, or disclosure of Personal Data since the Look Back Date that would require a notification to any Person or any remedial action under any applicable Data Protection Requirement. To the Knowledge of Sellers, there are no pending or expected complaints, actions, fines, or other penalties facing Sellers in connection with any such potential security breaches or unauthorized access, use, modification, or disclosure.

2.12 Contracts.

(a) Schedule 2.12(a) is a correct and complete list of the following types of Contracts (other than Contracts related to or evidencing any Consumer Loan) to which any Seller is a party or to which the Business or any Seller’s assets are subject (each Contract listed or required to be listed, a “Material Contract”):

(i) each Contract (including all purchase orders, invoices, statements of work or other documents ancillary to such Contract) involving payments by or to a Seller or equal to or greater than $50,000 per year;

(ii) each Contract relating to Debt of any Seller or that otherwise creates a Lien upon any Purchased Asset;

(iii) each Contract that contains any exclusivity, “most favored nation” or similar restrictive covenant binding on its respective assets;

(iv) each Contract that contains any covenant expressly limiting, in any material respect, the ability of any Seller to engage in a line of business, to compete with any Person in a line of business, to conduct activities in any geographic area, or which otherwise restricts or prohibits the conduct of the Business or the ability of any Seller to operate any of its respective assets;

(v) each employment, change of control, retention or severance Contract or covenants not to compete entered into with any current or former employee, officer or director of any Seller;

(vi) each Contract between any Seller and any Affiliate of any Seller (each a “Related Party Agreement”);

(vii) any agreement involving any resolution or settlement of any actual or threatened claim, action, suit, proceeding, arbitration, complaint, charge or investigation or other dispute;

(viii) each Existing Real Property Lease;

(ix) each Contract for the acquisition or disposition of material assets of the Business;

(x) License, royalty, or other written agreement under which any Seller grants or receives rights to Intellectual Property (other than agreements to license commercially available off-the-shelf software under non-negotiated standardized terms);

(xi) any Contract relating to the sharing or allocation of Intellectual Property between or among Sellers or any of their respective Affiliates; and

(xii) each other Contract which is otherwise material to the use or operation of the Business or the Purchased Assets.

(b) Each Material Contract is legal, valid, binding, enforceable and in full force and effect, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Except as specifically disclosed and described in Schedule 2.12(b), no Material Contract has been breached in any material respect or canceled by any Seller or, to the Knowledge of Sellers, any other party thereto, and the applicable Seller has performed all material obligations under such Material Contracts required to be performed by such Seller prior to the Closing Date.

2.13 Insurance.

(a) Schedule 2.13(a) sets forth each insurance policy, including nature of coverage, limits, deductibles, premiums and the loss experience from February 1, 2019 with respect to each type of coverage (including with respect to policies providing property, casualty, liability, director & officer, and workers’ compensation coverage and bond and surety arrangements) with respect to which a Seller is a party, a named insured or otherwise the beneficiary of coverage (collectively, the “Company Insurance Policies”).

(b) There is no Claim by any Seller or any other Person pending under any Company Insurance Policies as to which coverage has been questioned, denied or disputed. All premiums payable under all such policies and bonds have been paid. To the Knowledge of Sellers, there are no threatened terminations of, or material premium increases with respect to, any Company Insurance Policies. Schedule 2.13(b) sets forth a list of all Claims made under Company Insurance Policies, or under any other insurance policy, bond or agreement covering any Seller or its respective operations since February 1, 2019. Sellers have given notice to the applicable insurer of all claims that have arisen, or are reasonably likely to arise, since February 1, 2019 and may be insured thereby.

2.14 Litigation. Except as set forth in Schedule 2.14, there are no (and since the Look Back Date, there have not been any) material complaints, charges, Proceedings, Orders or investigations pending or, to the Knowledge of Sellers, threatened against or affecting any Seller, any of the Purchased Assets or the Business. Except as set forth in Schedule 2.14, there is, and since the Look Back Date there has been, no outstanding Order to which any Seller or any Purchased Asset is subject. No Seller is engaged in or a party to or, to the Knowledge of Sellers, threatened with any complaint, charge, Proceeding, Order, investigation or other process or procedure for settling disputes or disagreements with respect to Sellers or the Transaction, and no Seller has received written notice of a Claim or dispute that is reasonably likely to result in any such complaint, charge, Proceeding, Order, investigation or other process or procedure for settling disputes or disagreements with respect to Sellers or the Transaction.

2.15 Employees.

(a) Sellers have delivered the Business Employee List to Buyer and all of the information included on the Business Employee List is true and accurate as of the date hereof. Other than the Business Employees included on the Business Employee List, no employee or other individual service provider primarily provides services to the Business. To Knowledge of Sellers, the services provided by the Business Employees constitute all of the services reasonably required to conduct and operate the Business in the same manner as of the Closing Date, in all material respects, as conducted by Sellers as of the date hereof.

(b) Each Seller is, and since the Look Back Date, has been in compliance in all material respects with all applicable Laws relating to the hiring of employees and employment of labor, including all applicable Laws relating to wages, hours, overtime, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees and independent contractors, and the collection and payment of withholding and/or social security Taxes. Each Seller has met in all material respects all requirements required by Law or regulation relating to the employment of foreign citizens, and no Seller currently employs, or to the Knowledge of Sellers has ever employed, any Person who was not permitted to work in the jurisdiction in which such Person was employed. Each Seller has complied in all material respects with all Laws that could require overtime to be paid to any current or former employee of the Sellers, and no Person has ever brought or, to the Knowledge of Sellers, threatened to bring a claim for unpaid compensation or employee benefits, including overtime amounts.

(c) No Seller is delinquent in payment to any of its current or former employees, officers, directors or other individual service providers for any wages, fees, salaries, commissions, bonuses, or other direct compensation for service performed by them or amounts required to be reimbursed to such employees, officers, directors or other individual service providers or in payments owned upon any termination of such person’s employment or service.

(d) No Seller is a party to or otherwise bound by any collective bargaining agreement or other agreement with a labor union, works council or similar organization applicable to employees of the any Seller and, to the Knowledge of Sellers, there are no activities or proceedings of any labor union, works council or similar organization to organize any such employees. Additionally, except as set forth on Schedule 2.15(d), (i) there is no unfair labor practice charge or complaint pending before any applicable Governmental Body relating any Seller or any employee or other individual service provider thereof; (ii) there is no labor strike, material slowdown, material dispute, or material work stoppage or lockout pending or, to the Knowledge of Sellers, threatened against or affecting Seller, and no Seller has experienced any strike, material slowdown or material work stoppage, lockout or other collective labor action by or with respect to its employees; (iii) there is no representation claim or petition pending before any applicable Governmental Body; and (iv) there are no charges with respect to or relating to any Seller pending before any applicable Governmental Body responsible for the prevention of unlawful employment practices.

(e) To the Knowledge of Sellers, no employee or other individual service provider of any Seller is bound by any contract (including licenses, covenants or commitments of any nature) or subject to any judgment, decree or order of any Governmental Body that would materially interfere with the use of such Person’s best efforts to promote the interests of Business or that would materially conflict with Business as currently conducted. To the Knowledge of Sellers, (i) no officer or key employee, or group of key employees, intends to terminate their employment with the any Seller and no Seller has a present intention to terminate the employment of any of the foregoing, and (ii) no officer or key employee has received an offer to join a business that is competitive with the Business.

(f) Any individual who performs or performed services for any Seller and who is not treated as an employee for federal income tax purposes by such Seller is not an employee under applicable Laws or for any purpose, including, without limitation, for Tax withholding purposes or Plan purposes, and no Seller has any Liability by reason of any individual who performs or performed services for such Seller, in any capacity, being improperly excluded from participating in any Plan. Each of the employees of Sellers has been properly classified by the applicable Seller as “exempt” or “non-exempt” under applicable Law.

(g) To the Knowledge of Sellers, since January 1, 2014, (i) no allegations of sexual harassment or sexual misconduct have been made against any director, officer or other managerial employee of any Seller, and (ii) no Seller has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any employee, officer, director or other individual service provider of any Seller.

2.16 Employee Benefits.

(a) Schedule 2.16(a) sets forth a true and complete list of each Plan. With respect to each Plan, the Sellers have made available to Buyer a true and complete copy, to the extent applicable, of: (i) each writing constituting a part of such Plan and all amendments thereto, and a written description of any unwritten Plan; (ii) the current summary plan description and any summaries of material modifications thereto; (iii) the most recent determination or opinion letter received by any Seller from the IRS regarding the tax-qualified status of such Plan; and (iv) the most recent written results of all required compliance testing. Neither Buyer nor any of its Affiliates will have any Liabilities in respect of any Plan from and after the Closing.

(b) There is not now, nor to the Knowledge of Sellers, do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any lien on the assets of any Seller under ERISA or the Code.

(c) With respect to each Plan that is intended to qualify under Section 401(a) of the Code, such plan, and its related trust, has at all times since its adoption been so qualified and has received a current determination letter (or is the subject of a current opinion letter in the case of any prototype plan) from the IRS on which the Sellers can rely that it is so qualified and that its trust is exempt from tax under Section 501(a) of the Code, and to the Knowledge of Sellers, nothing has occurred with respect to the operation of any such plan which could cause the loss of such qualification or exemption or the imposition of any material Liability, penalty or tax under ERISA or the Code.

(d) No Plan is, and no Seller nor any ERISA Affiliate of any Seller has ever sponsored, established, maintained, contributed to or been required to contribute to, or in any way has any Liability (whether on account of an ERISA Affiliate or otherwise), directly or indirectly, with respect to any plan that is, (i) subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code or a “defined benefit” plan within the meaning of

Section 414(j) of the Code or Section 3(35) of ERISA (whether or not subject thereto), (ii) a Multiemployer Plan, or (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA. No Seller has withdrawn at any time within the preceding six years from any Multiemployer Plan, or incurred any withdrawal Liability which remains unsatisfied, and to the Knowledge of Sellers, no events have occurred and no circumstances exist that could reasonably be expected to result in any such Liability to any Seller.

(e) No event has occurred and no condition exists that would subject any of Seller by reason of its affiliation with any ERISA Affiliate to any (i) Tax, penalty, fine, (ii) lien, or (iii) other Liability imposed by ERISA, the Code or other applicable Laws, in each case, in respect of any employee benefit plan maintained, sponsored, contributed to, or required to be contributed to by any ERISA Affiliate (other than the Sellers).

(f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee, officer, director or other individual service provider of any Seller, or (ii) result in the acceleration of the time of payment or vesting of any such compensation or benefits, or the forgiveness of indebtedness of any current or former employee, officer, director or other individual service provider of any Seller.

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) result in any payment or benefit (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

2.17 Environmental, Health, and Safety Matters. No Seller is in violation of any Environmental Law or, except for any violation that has been fully resolved, and no Seller has violated any Environmental Law since the Look Back Date. Sellers have obtained and are and have been since the Look Back Date in compliance with all Environmental Permits required for the operation of the Business, which Environmental Permits are in full force and effect. To the Knowledge of Sellers, there has been no Environmental Release of any Hazardous Substances at, on, under or from any Leased Real Property or any property formerly owned, leased or occupied by any Seller, in each case, in a manner that has given rise to or could reasonably be expected to give rise to a violation or material Liability under Environmental Law.

2.18 Certain Business Relationships. Except for the Related Party Agreements disclosed on Schedule 2.18, none of Sellers, any Affiliate of the Sellers, nor any officer, director, member, or equityholder of any Seller or to the Knowledge of Sellers, any of their respective Affiliates (each, a “Related Person”): (a) is involved in any business arrangement or other relationship with any Seller (whether written or oral) with respect to the Business or the Purchased Assets, other than employment arrangements in the Ordinary Course of Business, (b) owns any property or right, tangible or intangible, that is used in the Business, (c) to the Knowledge of Sellers, has any claim or cause of action against the Business or (d) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from, or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Business.

2.19 Suppliers. Schedule 2.19 sets forth the top 10 suppliers of Sellers, as a consolidated group (by dollar amount of purchases) (the “Material Suppliers”), for the nine months ended September 30, 2019, as a consolidated group. Except as otherwise set forth on Schedule 2.19, Sellers continue to transact business with the Material Suppliers, none of the Material Suppliers has materially changed the terms and conditions by which they conduct business with Sellers, and none of the Material Suppliers has indicated to any Seller or to the Knowledge of Sellers, any of their respective representatives that they plan to do so. Except as set forth on Schedule 2.19, there exists and has been no actual or to the Knowledge of Sellers, threatened termination, cancellation or limitation of, or any material modification or change in, the relationship of the business with any Material Supplier.

2.20 Consumer Loans.

(a) Schedule 2.20 contains a true, complete and correct list of all of the consumer loans originated by any Seller (each, a “Consumer Loan”) (including the principal amount due and payment status) that are outstanding and not written off by the Sellers as of the Cut-Off Date, and Sellers have delivered to Buyer Consumer Loan data (including the principal amount due, total amount of interest payable, periodic payments, annual percentage interest rate, and payment status for each Consumer Loan) that is true, complete and correct as of the Cut-Off Date.

(b) No Seller has advanced funds, or induced, solicited, or knowingly received any advance of funds from a party other than the maker, co-maker, guarantor, or other obligor with respect to a Consumer Loan (“Consumer Loan Obligor”), directly or indirectly, for the payment of any amount required by the applicable Note (as defined below).

(c) There are no delinquent Taxes or other outstanding charges affecting the Consumer Loans. Each Consumer Loan materially complies with any and all requirements of applicable Laws.

(d) Neither the terms of the original executed notes or other evidence of the Consumer Loan indebtedness of a Consumer Loan Obligor (the “Notes”) nor the Consumer Loans have been impaired, waived, altered, or modified in any respect, except by written instruments.

(e) Except as may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting the rights of creditors, no Notes are subject to any right of rescission, reformation, counterclaim, or defense, including the defense of usury, nor will the operation of any of the terms of the Notes render them unenforceable, in whole or in part, or subject to any right of rescission, reformation, counterclaim, or defense, including the defense of usury and no such right of rescission, reformation, counterclaim, or defense has been asserted with respect thereto, and there is no basis for any Consumer Loan to be modified or reformed without the consent of the holder thereof under applicable Law, except as may be permitted by bankruptcy, insolvency, reorganization or similar Laws affecting the rights of creditors.

(f) None of the Notes have been cancelled (other than upon repayment in full), subordinated, or rescinded, in whole or in part, nor has any instrument been executed that would affect any satisfaction, cancellation, subordination or rescission of any Note, other than, in each case, in the Ordinary Course of Business. The Notes are genuine and to the Knowledge of Sellers, are the legal, valid, and binding obligation of the maker thereof, enforceable in accordance with their terms.

(g) All parties to each Note had legal capacity to enter into such Note and to execute and deliver such Note, and such Note has been duly and properly executed by such parties. The Consumer Loan Obligor of each Note is a natural Person.

(h) The proceeds of the Consumer Loans have been fully disbursed to or for the account of the Consumer Loan Obligor and there is no obligation of any Seller to advance additional funds thereunder. All costs, fees, and expenses incurred in making or closing each Note have been paid, and no Consumer Loan Obligor is entitled to any refund of any amounts paid or due to any Seller pursuant to such Note.

(i) A Seller is the sole legal, beneficial, and equitable owner of each Note. Sellers have full right and authority under all Governmental Bodies having jurisdiction over Sellers to assign, transfer and sell such Notes free and clear of any Lien (other than Permitted Liens), and such assignment, transfer and sale is subject to no interest or participation of, or agreement with, any party other than Buyer.

(j) All parties that have had any interest in any Note, whether as originator, or holder, are (or, during the period in which they held and disposed of such interest, were): (i) formed under the Laws of the state in which such Note was originated, (ii) qualified to do business in such jurisdiction, (iii) federal savings and loan associations or national banks having principal offices in such jurisdiction, (iv) not doing business in such jurisdiction so as to require qualification or licensing, or (v) not otherwise required to be licensed in such jurisdiction. All such parties were in compliance with any and all applicable “doing business” and licensing requirements of the Laws of the jurisdiction or were not required to be licensed in such jurisdiction.

(k) To the Knowledge of Sellers, there is no default, breach, violation, or event of acceleration existing under any Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation, or event of acceleration, and no Seller has waived any default, breach, violation, or event of acceleration.

(l) The origination, collection, and servicing practices used by each Seller or its respective agents with respect to each Consumer Loan have been in all material respects legal, proper, prudent, and customary in the consumer loan origination and servicing industry. Each Consumer Loan has been administered by the administrator in accordance with all applicable Laws, rules and regulations, and the terms of the related Note.

(m) Each Consumer Loan evidenced by a Note contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Consumer Loan Obligor. No Note has been subject to any bankruptcy proceeding and no Consumer Loan Obligor has filed for protection under applicable bankruptcy Laws. There is no exemption or other right available to the Consumer Loan Obligor or any other Person, or restriction on any Seller or any other Person, including by Law, attorney general action, or other pronouncement, whether temporary or permanent in nature, that would interfere with, restrict or delay the ability of any Seller or any servicer or any successor servicer to enforce its rights thereunder on any related Note.

(n) Immediately prior to the transactions contemplated hereby, a Seller owns and has good and marketable title to each of the Consumer Loans, free and clear of any Liens (other than Permitted Liens). No Seller has pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Consumer Loans. No Seller has authorized the filing of or is aware of any financing statements against any Seller that include a description of collateral covering the Consumer Loans.

(o) Each Note was underwritten in accordance with the guidelines of the applicable Seller in effect at the time the related Consumer Loan was originated.

(p) To the Knowledge of the Sellers, other than in the Ordinary Course of Business, there are no circumstances or conditions with respect to any Note, any Consumer Loan Obligor, or any Consumer Loan Obligor’s credit standing that can reasonably be expected to cause such Note to be an unacceptable investment, cause such Note to become delinquent, or adversely affect the value of such Note. To the Knowledge of Sellers, no error, omission, misrepresentation, negligence, fraud, or similar occurrence with respect to a Note has taken place on the part of any Person, including without limitation the Consumer Loan Obligor or any other party involved in the origination of the Consumer Loan.

(q) Interest on each Note is calculated on the basis of a 365-day year.

(r) No Consumer Loan Obligor is the obligor on more than one Note.

(s) To the Knowledge of Sellers, each Note is in full force and effect as a valid and binding obligation of the respective Consumer Loan Obligors thereof in favor of the applicable Seller. Following the Closing, to the Knowledge of Sellers, each Note will remain in full force and effect as a valid and binding obligation of the respective Consumer Loan Obligors thereof in favor of Buyer.

(t) To the Knowledge of Sellers, none of the Notes is forged or has affixed thereto any unauthorized signatures.

(u) There have been no material modifications or amendments whatsoever to any Note, other than those expressly approved by the applicable Seller in writing, copies of which have been delivered to Buyer.

(v) The consumer loan file pertaining to a particular Consumer Loan contains evidence that the parties to any electronic record relating to a Consumer Loan have appropriately agreed to the use of such electronic record and/or electronic signature such that a binding electronic record under ESIGN, UETA, and other applicable Laws has been created. For purposes of this Agreement, “UETA” means the Uniform Electronic Transactions Act, as amended and adopted by the state in which the related contract or other information record relating to a Consumer Loan that is created, generated, sent, communicated, received, or stored by electronic means is initiated, and “E-SIGN” means the federal Electronic Signatures in Global and National Commerce Act, as may be amended from time to time.

(w) All electronic records for each Consumer Loan comply with the standards of (i) E-SIGN and any other applicable Laws relating to the electronic execution of documents and instruments and, if applicable, UETA as adopted by the state in which such electronic record is initiated, (ii) the Electronic Funds Transfer Act, (iii) all amendments to and rules and regulations promulgated under the foregoing, and (iv) any other additional requirements related to the use of electronic signatures, records and disclosures that are imposed by applicable regulatory agencies or state legislation.

(x) The maintenance, servicing and collection of all accounts and related Consumer Loan Receivables (including, but not limited to, all related contacts with and efforts to contact consumers) by each Seller and, to the extent any Seller or any successor to any of the foregoing may be liable under applicable Consumer Credit Laws (as defined below) for their actions, any third party acting on behalf of any Seller as a subcontractor, collection agency or otherwise (or to which any Seller placed or otherwise transferred any such accounts or related Consumer Loan Receivables) are, and during the past seven years have been, in compliance in all material respects with all applicable foreign, state and federal consumer credit Laws, including, but not limited to, the Truth in Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Fair Credit Reporting Act, the Fair Credit Billing Act, Title V of the Gramm-Leach Bliley Act and Regulation P, the Fair Debt Collection Practices Act, all Laws regarding unfair, deceptive or abusive acts or practices, the Telephone Consumer Protection Act and the rules and regulations of any of the Consumer Financial Protection Bureau, Federal Trade Commission and state licensing authorities (collectively, “Consumer Credit Laws”).

2.21 Investment Representation. Each Seller: (a) acknowledges that it is acquiring Parent Common Units on its own account for investment and not with a view to the distribution thereof; (b) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in Parent; (c) acknowledges that the Parent Common Units are not registered under the Securities Act and agrees that it will not sell or otherwise dispose of all or any portion thereof, other than in accordance with the Parent LLC Agreement and pursuant to registration under the Securities Act or pursuant to an exemption from registration; and (d) is an “accredited investor” as such term is defined under Rule 501 of Regulation D of the Securities Act.

2.22 Independent Investigation; No Reliance. The acquisition of the Parent Common Units by Sellers and participation by Sellers in the Transaction are not done in reliance upon any representation or warranty, including any implied warranty of merchantability or of fitness for a particular purpose, in each case except for the representations and warranties set forth in Article 3.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF BUYER CONCERNING TRANSACTION

Buyer represents and warrants to Sellers that the statements contained in this Article 3 are correct and complete as of the Closing Date.

3.1 Organization of Buyer. Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Parent is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware.

3.2 Authorization of Transaction. Buyer has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to consummate the Transaction and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by Buyer of the Transaction, have been duly authorized by all necessary actions of Buyer. This Agreement has been, and each of the other Ancillary Agreements to which Buyer is a party have been, duly and validly executed and delivered by Buyer. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable against it in accordance with the terms of this Agreement. Upon the execution and delivery by Buyer of each Ancillary Agreement to which it is a party, such Ancillary Agreement will constitute the valid and legally binding obligation of Buyer, enforceable against it in accordance with the terms of such Ancillary Agreement.

3.3 Non-contravention. Neither the execution and the delivery of this Agreement nor the Ancillary Agreements to which Buyer is a party, nor the consummation of the transactions contemplated hereby and thereby, will (a) violate or conflict with any Law or Order to which Buyer is subject, (b) violate any provision of the Organizational Documents of Buyer or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material Contract to which Buyer is a party or by which it is bound or to which any of its assets is subject, except, in each case, as would not have a material adverse effect on Buyer’s ability to consummate the Transaction.

3.4 Capital Structure of Parent. Schedule 3.4 sets forth the pro forma capitalization of Parent as of the Closing, after giving effect to the Transaction, using the assumptions set forth on Schedule 3.4 (it being understood the number of Common Units issued to Sellers shall subject to adjustment under the terms of this Agreement). Except for (i) the preemptive rights and repurchase rights granted under the Parent LLC Agreement, (ii) in connection with any option or incentive equity plan of Parent or any of its Subsidiaries adopted or to be adopted by the board of managers (or similar governing body) of Parent or any of its Subsidiaries and (iii) this Agreement, Parent has not granted any outstanding options, rights or other securities convertible into or exchangeable or exercisable for Parent Common Units or Class B Units (as defined in the Parent LLC Agreement, and, together with the Parent Common Units, the “Parent Units”), or made or entered into any other commitments or agreements providing for the issuance of additional Parent Units or for the repurchase or redemption of Parent Units, and there are no agreements of any kind which may obligate Parent to issue, purchase, redeem or otherwise acquire any Parent Units. The Parent Common Units, when issued hereunder and upon delivery of the consideration therefor, will be duly authorized, validly issued, fully paid and non-assessable, and free and clear of Liens, other than those set forth in the Parent LLC Agreement and applicable securities Laws.

3.5 Proceedings. There are no complaints, charges, actions, claims, suits, investigations, Proceedings or Orders pending, or to the Knowledge of Buyer, threatened in writing involving Buyer the ultimate Parent of Buyer or any of its Subsidiaries that would, in any such case, have a material adverse effect on Parent or on the ability of Buyer or Parent to consummate the Transaction.

3.6 Brokers’ Fees. Neither Buyer nor any Person acting on its behalf has any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the Transaction.

3.7 Mass Layoffs. Following Closing, Buyer does not currently plan or contemplate any reductions in force or terminations of Transferred Employees that, in the aggregate, would trigger the WARN Act or any other similar Law of any Governmental Body.

3.8 Subsidiaries. Schedule 3.8 sets forth for each Subsidiary of Buyer (a) its name and jurisdiction of incorporation and (b) whether such Subsidiary is a direct or indirect wholly-owned Subsidiary of Parent. Buyer does not own or have any rights to acquire, directly or indirectly, any capital stock or other equity interests of any Person, except for the Subsidiaries set forth on Schedule 3.8.

3.9 Financial Ability. Buyer, either directly or through one or more of its Affiliates, has (and will have on the applicable date of payment) sufficient funds and adequate financial resources, taken as a whole, to satisfy its monetary and other obligations under this Agreement, including with respect to the payment of the Cash Purchase Price. Buyer acknowledges that the obligations of Buyer under this Agreement are not contingent upon or subject to any conditions regarding Buyer’s, its Affiliates’, or any other Person’s ability to obtain financing for the consummation of the transactions contemplated by this Agreement.

3.10 Independent Investigation; No Reliance. The acquisition of the Purchased Assets and Assumed Liabilities and participation by Buyer in the Transaction are not done in reliance upon any representation or warranty, including any implied warranty of merchantability or of fitness for a particular purpose, in each case except for the representations and warranties set forth in Article 2.

ARTICLE 4

INTERIM COVENANTS

Sellers covenant and agree with Buyer and Buyer covenants and agrees with Sellers that, during the period from the date of this Agreement to the Closing Date:

4.1 Conduct of Business.

(a) Except as otherwise permitted or required by this Agreement, required by applicable Law or consented to by Buyer in writing, which consent shall not be unreasonably withheld, conditioned or delayed, each Seller (i) shall write off Consumer Loans in the Ordinary Course of Business, and (ii) agrees to use commercially reasonable efforts to run the Business in the Ordinary Course of Business, and, to the extent consistent with and not in violation of any other provision of this Section 4.1, use commercially reasonable efforts to (x) preserve intact its business organizations and relationships with third parties having material business dealings with it, (y) maintain in effect all of its Permits and (z) keep available the services of the present officers and employees of such Seller.

(b) Except (w) as otherwise required or expressly contemplated by this Agreement, (x) as required by applicable Law, (y) as set forth on Schedule 4.1, or (z) with the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, each Seller will not:

(i) forgive, waive any material rights under or otherwise materially alter any loan made or originated thereby other than in the ordinary course of business with respect to Consumer Loans with a value of less than $10,000;

(ii) other than as required by a Plan set forth on Schedule 2.16(a), (A) increase the compensation or benefits of any Business Employee, (B) accelerate the vesting or payment of any compensation or benefits of any Business Employee, (C) enter into, amend or terminate any Plan (or any plan, program, agreement or arrangement that would be a Plan if in effect on the date hereof) or grant, amend or terminate any awards thereunder, (D) fund any payments or benefits that are payable or to be provided under any Plan, (E) terminate without “cause” any Business Employee, (F) hire or engage any new employee or other individual independent contractor, (G) make any loan to any Business Employee, or (H) enter, amend or terminate into any collective bargaining agreement or other agreement with a labor union, works council or similar organization;;

(iii) make any change in any of the present financial accounting methods and practices of Sellers, other than as may be required to conform to GAAP or as may be required by applicable Law;

(iv) mortgage, pledge, encumber, sell, lease, sublease, transfer, license, assign, abandon, dispose of or grant, create, attach or otherwise make subject to any Lien (other than any Permitted Liens) any Purchased Assets;

(v) enter into, terminate, renew, extend the term of or amend or modify in any material respect, any Material Contract (other than the Frontier Note, solely in order to effect the repayment thereof and the agreements contemplated by Section 7.2(f)) or waive or release any material rights, claims or benefits, breach or default thereunder;

(vi) take any action that would, or that would be reasonably expected to increase any of the Assumed Liabilities in any material respect;

(vii) accelerate in any material respect the collection of accounts receivable, delay the purchase of supplies, delay normal capital expenditures, repairs or maintenance, or delay payment of accounts payable or accrued expenses;

(viii) (A) cause or permit the merger, consolidation, acquisition, business combination, share exchange, recapitalization or similar transaction involving any Seller with or into any Person; (B) in a single transaction or a series of related transactions, sell, license, dispose of all or a material portion of the business or assets of any Seller or the acquisition of any business or Person, by merger or consolidation, purchase of substantial assets, properties, rights or equity interests, or by any other manner; or (C) solicit, or enter into any discussions or negotiations with, any third party in connection with any transaction contemplated by clause (A) or (B);

(ix) settle, or offer or propose to settle, (A) any litigation, investigation, arbitration, proceeding or other claim involving or against any Seller or a material portion of the Purchased Assets, or (B) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby;

(x) assign, transfer, sell, license, abandon, cancel, permit to lapse or enter the public domain or otherwise dispose of any material Intellectual Property other than non-exclusive licenses granted in the ordinary course of business consistent with past practice;

(xi) fail to timely pay any Taxes due, file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, settle or compromise any Claim related to Taxes or enter into any closing agreement or similar agreement relating to Taxes; or

(xii) agree, whether in writing or otherwise, to do any of the foregoing.

4.2 Reasonable Best Efforts; Regulatory Approvals; Access.

(a) Subject to the terms and conditions set forth in this Agreement, each Seller and Buyer shall use its reasonable best efforts to (i) obtain and maintain any consents, waivers, approvals, authorizations, qualifications and orders of third parties that are reasonably necessary, proper, advisable or desirable to consummate the Transaction, and (ii) take, or cause to be taken, all other actions, and to do, or cause to be done, all things, in each case as is reasonably necessary, proper, advisable or desirable under applicable Law to consummate the Transaction as soon as reasonably practical following the date of this Agreement. Subject to appropriate confidentiality protections, each of the parties hereto will cooperate with and furnish to the other party such necessary information and assistance as such other party may reasonably request in connection with the foregoing. Sellers shall use reasonable best efforts to promptly respond to reasonable requests by Buyer for information and integration support from the date of this Agreement until the Closing Date, including with respect to the products, networks, data and technology infrastructure of the Business.

(b) Sellers shall give Buyer and its accountants, legal counsel and other representatives reasonable access upon reasonable advance notice, during normal business hours and without undue interruption of the Sellers’ normal operation of the Business, throughout the period prior to the Closing, to all of the properties, Books and Records relating to the Business and the Purchased Assets, and will furnish to Buyer, its accountants, legal counsel and other representatives during such period all such information concerning the affairs of the Business as Buyer may reasonably request; provided that this Section 4.2(b) shall not require Sellers’ to provide Buyer or any of its Affiliates or any of their respective representatives with access to any document, communication or information the disclosure of which is prohibited by applicable Law.

4.3 Notice of Certain Events. Each of the Seller Representative and Buyer shall promptly notify the other Party in writing of (a) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the Transaction or (b) the commencement or threat of any actions, suits, claims, investigations or proceedings against such Party to restrain, prohibit or otherwise challenge the legality or any transaction contemplated by this Agreement.

4.4 Exclusivity.

(a) Prior to the Closing, each of the Sellers will not, directly or indirectly, or through any Affiliate, officer, director, employee, attorney, advisor, representative or agent: (i) solicit, initiate, or encourage any inquiries or any proposals relating to the sale, license, disposition or acquisition of all or a material portion of the Business or assets of any Seller, or the merger, consolidation, acquisition, business combination, share exchange, recapitalization, or similar transaction involving any Seller (collectively, an “Acquisition Proposal”); (ii) engage or participate in any negotiations or discussions concerning, or provide any non-public information to any Person relating to any Acquisition Proposal; and (iii) other than in connection with the Transaction, accept any proposal or offer from, or enter into any agreement with, any Person relating to any Acquisition Proposal.

(b) The Seller Representative shall promptly, and in any event within three Business Days after its receipt thereof, advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, which it, any Seller, or any Affiliate or representative thereof has received and the material terms and conditions of such request, Acquisition Proposal or inquiry.

ARTICLE 5

POST-CLOSING COVENANTS

5.1 Further Assurances. If, at any time after the Closing any further action is necessary to carry out the Transaction or the intent of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further agreements, instruments and documents) as any other Party may reasonably request. Sellers acknowledge and agree that from and after the Closing, Buyer will be entitled to possession of all documents, books, records (including Tax Returns and records), Contracts and financial data of any sort relating to Sellers, in each case, to the extent included in the Purchased Assets. Following the Closing, if any Seller or any of their respective Affiliates receive or collect any funds relating to any Purchased Asset, including any Receivable included as a Purchased Asset, such Seller or its Affiliates, as applicable, will remit such funds to Buyer within five Business Days after receipt thereof. Following the Closing, if Buyer or any of its Affiliates receives or collects any funds relating to any Retained Asset, Buyer or its Affiliate, as applicable, will remit any such funds to Seller Representative within five Business Days after its receipt thereof.

5.2 Non-Solicitation; Confidentiality. In consideration of the promises herein contained and in consideration of the payments and other consideration to be provided to Sellers as set forth in this Agreement, Sellers do hereby agree for the benefit of Buyer and any Affiliate, successor or assign of Buyer as follows:

(a) Non-Solicitation. Each Seller shall not, and shall cause its respective Affiliates not to, directly or indirectly, during the Restricted Period, solicit, attempt to solicit, induce for employment, hire, employ, train or supervise any Person who then is or has in the past 12 months been employed by any Seller, Buyer or any of its Affiliates; provided, that general, non-targeted advertising or the use of an independent search firm without direction or advice by any Seller shall not be deemed to be solicitations. For purposes hereof, “Restricted Period” means a period of two years following the Closing Date; provided, that the Restricted Period shall be tolled with respect to all Sellers during (and shall be deemed automatically extended by) any period in which such Seller is in violation of any of the provisions of Section 5.2(a). Each of the covenants of the Parties to this Agreement contained in this Section 5.2(a) shall be deemed and shall be construed as a separate and independent covenant.

(b) Confidentiality. From the date hereof through and after the Closing, each Seller agrees to, and agrees to cause each of its stockholders, Affiliates, directors, and officers to keep confidential any and all information or documents, including information or documents respecting the Purchased Assets, Seller Intellectual Property, Contracts, Taxes, Leased Real Property, Plans, suppliers, inventory, marketing plans, operational plans and policies, customer and pricing lists, financial information, personnel policies, terms and conditions of arrangements with vendors and customers and any other proprietary information, relating to the Business, Buyer, Buyer’s Affiliates or any of their respective operations or business, and shall not disclose such information or documents to any Person or use such information or documents in any manner without the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed) except, upon prior written notice to Buyer, to the extent any such disclosure or use is required by Law; provided, that the foregoing shall not include any documents or information that are or become publicly available other than by reason of a violation of this clause or any other confidentiality obligations of Sellers. Notwithstanding the foregoing, in no event will this Section 5.2(b) limit or otherwise restrict the right of Sellers or their Affiliates to disclose any information or documents described in the foregoing sentence (i) to their agents and advisors on a confidential basis to the extent reasonably necessary to comply with their respective obligations under the Operating Agreement, (ii) as reasonably required in connection with the preparation or filing of any Tax Return or in connection with any audit, claim, dispute or controversy relating to Taxes, (iii) to any Governmental Body or arbitrator to the extent reasonably required in connection with any Proceeding relating to the enforcement of this

Agreement or any Ancillary Agreement, (iv) in connection with its indemnification obligations under this Agreement, including the defense of any Third-Party Claim, and (v) up to the extent required by Law or a Governmental Body; provided that such Person, (x) to the extent reasonably practicable and legally permissible, provides Buyer with prompt notice of such required disclosure so that Buyer may attempt to obtain a protective order, (y) cooperates with Buyer, at Buyer’s sole expense, in obtaining such protective order and (z) only discloses such information or documents which is absolutely required to disclose as advised by counsel.

(c) Acknowledgment. Each Seller acknowledges that the restrictions contained in this Section 5.2 are reasonable, that damages in the event of breach will be difficult to ascertain, and that Buyer and any Affiliate, successor or assign of Buyer, in addition to any other remedies or rights which it may have, shall be entitled to specific performance of the rights set forth in this Section 5.2 or injunctive relief against Sellers for any breach without the requirement of posting any bond or security. If at the time of enforcement of this Section 5.2 a court shall hold that the duration or scope restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration or scope reasonable under such circumstances shall be substituted for the stated duration or scope and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period and scope permitted by Law. Sellers and Buyer acknowledge and agree that the covenants in this Section 5.2 are necessary for the protection and preservation of the value and the goodwill of the Business and Buyer’s business and prospects.

(d) Attorneys’ Fees and Court Costs. If any legal action or Claim is instituted to enforce the provisions of this Section 5.2, the substantially prevailing party pursuant to a final, non-appealable judgment of a court of competent jurisdiction shall be entitled to receive reasonable and documented attorneys’ fees and court costs.

(e) Severability. Should any part or provision contained in this Section 5.2 be rendered or declared invalid by reason of any existing or any subsequently enacted legislation or by any decree of a court of competent jurisdiction, the remaining provisions shall nevertheless remain in full force and effect to the maximum extent permitted by Law. Any court having power to make such an adjudication is further authorized to modify any provisions hereof which may be deemed unduly restrictive to the end that such restrictions, as modified, shall be reasonable and valid.

5.3 Preservation of and Access to Books and Records. For a period of five years from the Closing Date (or such period as may be required by any Governmental Body or ongoing legal action or proceeding):

(a) Each of the parties hereto shall not, and shall not permit such party’s Affiliates to, destroy, alter or otherwise dispose of any of the books, records, files, ledgers, studies, manuals, reports or other materials of the Business that are material to the Business and relate to the period preceding the date hereof and existing on the Closing Date, without first giving 30-days’ prior written notice to the other party; provided, however, that such party shall not be required to retain such books and records and files of the Business for which the other party has been provided with a copy or is entitled to retain a copy pursuant to this Agreement. Upon receipt of such notice, the notified party shall have the right, at its option and sole cost, upon written notice to the notifying party within such 30-day period, to take possession of such records and files within 15 days after the date of such notice. The party in possession of such books, records and files shall bear the costs associated with preserving such records.

(b) Each of the parties hereto shall allow, and shall cause its Affiliates to allow, the other party hereto and such party’s Affiliates, upon reasonable advance notice, reasonable access during normal business hours to any of the books, records, files, ledgers, studies, manuals, reports or other materials of the Business relating to periods prior to the date hereof and existing on the Closing Date to the extent reasonably required by such party or any of its Affiliates, in connection with any legal action, proceeding or investigation related to the conduct of the Business or the ownership of the Purchased Assets prior to the Closing and for which such party or such party’s Affiliate has retained liability under this Agreement and otherwise to the extent reasonably necessary in order for such party to prepare any Tax Return, amended Tax Return or claim for refund of Taxes (and any materials necessary for the preparation of any of the foregoing), to comply with the rules and regulations of the IRS or any other Governmental Body or otherwise in connection with the preparation of its financial statements.

5.4 Frontier Note Payoff. At or prior to the Closing, Sellers shall repay (or cause to be repaid), any and all obligations outstanding under the Frontier Note in excess of the Payoff Amount.

ARTICLE 6

EMPLOYEE MATTERS

6.1 Prior to the Closing Date, Buyer shall, or cause one of its Affiliates to, make offers of employment to each Business Employee and each other person listed on Schedule 6.1 who satisfies Buyer’s standard employment qualifications on terms and conditions as determined by Buyer in its reasonable discretion after consultation with Sellers, such offers to be effective no later than the Offer Date. Each Business Employee who accepts Buyer’s offer of employment under this Section 6.1 shall, as of the date immediately following the Closing Date, be referred to as a “Transferred Employee.” Sellers shall, and shall cause each of their respective Affiliates to, terminate the employment of each Transferred Employee as of close of business on the Closing Date and shall deliver written evidence of settlement of any remaining wages, compensation or other employment related matters with respect to such terminated employee and the full release and discharge with respect to such terminated employee, which written evidence shall be in form and substance acceptable to Buyer. The Parties acknowledge and agree that no contracts of employment with any Seller or any of its Affiliates, or any Retained Employee Liabilities (including those pursuant to any contracts of employment or other agreements with, or relating to, such Transferred Employees), shall be assumed by Buyer or any of its Affiliates as a result of the transactions contemplated by this Agreement or the hiring of the Transferred Employees hereunder.

6.2 Sellers shall be responsible for any notices required to be given under and shall otherwise comply with all Liabilities arising under the WARN Act relating to any acts or omissions on or prior to the Closing Date, including as a result of the Transaction.

6.3 With respect to any accrued but unused vacation time to which any Transferred Employee is entitled under any Seller vacation policy immediately prior to the Closing Date, to the extent required by applicable Law, Sellers shall be liable for and pay in cash to each Transferred Employee, on the Closing Date, an amount equal to such vacation time in accordance with such vacation policy immediately prior to the Closing Date. Buyer will allow the Transferred Employees to use, over the period beginning on the Closing Date and ending on December 31, 2020, any vacation time accrued and owing to the Transferred Employees as of the Closing Date (“Seller Vacation Time”). Buyer will calculate the amount of wages paid to such Transferred Employees while using Seller Vacation Time, and invoice Seller Representative monthly for this amount. Seller Representative shall pay the amount set forth in such invoice within fifteen days of receiving such invoice from Buyer. For the avoidance of doubt, all vacation time used by each Transferred Employee over the period beginning on the Closing Date and ending on December 31, 2020, up to the aggregate amount of such Transferred Employee’s Seller Vacation Time, shall first be credited against and deemed to be Seller Vacation Time.

6.4 For purposes of each group health or “employee welfare benefit plan” maintained by Buyer or any of its Affiliates in which Transferred Employees are eligible to participate after the Closing (each, a “Buyer Plan”), Buyer shall cause all pre-existing condition exclusions and actively-at-work requirements of such Buyer Plan to be waived for such Transferred Employee and his or her covered dependents, unless such conditions would not have been waived under the comparable Plans in which such employee participated immediately prior to the Closing.

6.5 Without limiting the generality of Section 1.3, neither Buyer nor any of its Affiliates shall assume or have any direct or indirect obligation or Liability of any nature, whether matured or unmatured, accrued or contingent, due or to become due or otherwise, with respect to any Retained Employee Liability or to any Business Employee or other present or former employee or other service provider of Sellers or their Affiliates, or to any dependent, survivor or beneficiary thereof, arising out of or in relation to such Person’s employment or service relationship with any Seller or its Affiliates or the termination of such employment or service. In no event shall Buyer or any of its Affiliates be responsible for severance payments to any Business Employee.

6.6 Nothing in this Article 6 expressed or implied shall confer upon any Transferred Employee or other Business Employee or legal representatives thereof, any rights or remedies, including right to employment or continued employment for any specified period, under or by reason of this Agreement. The Parties acknowledge and agree that all provisions contained in this Article 6 are included for the sole benefit of the Parties, and that nothing in this Agreement, whether express or implied, shall create any third party beneficiary or other rights in any other Person, including any Business Employee, or any dependent or beneficiary thereof.

ARTICLE 7

CONDITIONS PRECEDENT TO CLOSING

7.1 Conditions Precedent to the Obligations of Each Party. The obligations of Buyer and each Seller to effect the Closing are subject to the fulfillment, at or prior to the Closing, of the following condition: no Law or Order (that is final and non-appealable and that has not been vacated, withdrawn or overturned) shall be in effect that restrains, enjoins or otherwise prohibits the transactions contemplated hereby.

7.2 Conditions Precedent to the Obligations of Buyer. The obligations of Buyer to effect the Closing are subject to the fulfillment or waiver in writing by Buyer, at or prior to the Closing, of the following conditions:

(a) The Fundamental Representations set forth in Article 2 shall be true and correct in all respects at and as of the date hereof and at and as of the Closing Date as if made at and as of such time (other than those made as of a specified date, which shall be true and correct in all respects as of such specified date). The other representations and warranties of Sellers contained in Article 2 shall be true and correct in all material respects (other than such representations and warranties that are qualified by “materiality” or “Material Adverse Effect,” which shall be true and correct in all respects) at and as of the date hereof and at and as of the Closing Date as if made at and as of such time (other than those made as of a specified date, which shall be so true and correct as of such specified date).

(b) All of the agreements and covenants of Sellers to be performed at or prior to the Closing pursuant to this Agreement shall have been duly performed and complied with in all material respects.

(c) No Material Adverse Effect shall have occurred and be continuing since the date of this Agreement.

(d) Each of the licenses identified on Schedule 7.2(d) shall be in full force and effect.

(e) Notice of a change in control shall have been given to the Tennessee Commissioner of the Department of Financial Institutions relating to the use of the applicable Sellers’ Industrial Loan and Thrift Company and Flexible Credit licenses in Tennesee, and either the required time period for notice shall have been met or the Tennessee Commissioner shall have waived the requirement.

(f) The Buyer or applicable Affiliate thereof, the applicable Sellers and all other parties thereto (including the lenders and agents thereunder) shall have entered into a revolving warehouse loan facility on terms and conditions (including the amount available to be drawn thereunder and the advance rate) reasonably acceptable to the Buyer or such Affiliate, and such revolving warehouse loan facility shall be in full force and effect as of the Closing and shall be available to be drawn to pay the Payoff Amount as contemplated hereby.

(g) Buyer shall have received from Sellers:

(i) all Lien releases and UCC termination statements necessary or required to deliver the Purchased Assets to Buyer free and clear of Liens (other than Permitted Liens);

(ii) a certificate of a duly authorized officer of the Seller Representative, dated the Closing Date, attaching and certifying the resolutions of Sellers authorizing the execution, delivery and performance of this Agreement and each Ancillary Agreement to which Sellers are a party and the transactions contemplated hereby and thereby;

(iii) a certificate of a duly authorized officer of the Seller Representative, dated the Closing Date, to the effect that the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(c) have been satisfied;

(iv) (i) a certificate of existence of each Seller dated within ten days of the Closing Date from the jurisdiction of Seller’s organization and each jurisdiction in which Seller Representative is qualified to do business, and (ii) a certificate of account status of the Texas Comptroller of Public Accounts as to Seller Representative’s franchise tax account status;

(v) the Parent LLC Agreement, duly executed by the Seller Representative;

(vi) an Operating Agreement covering each license held by Sellers in respect of the Business, duly executed by the applicable Seller holding such license;

(vii) the Joinders, duly executed by each Equityholder;

(viii) that certain offer letter, issued by Franchise Group Intermediate 1, LLC to Brent Turner and in form and substance reasonably satisfactory to Buyer and its Affiliates, duly executed by Mr. Turner;

(ix) a properly completed IRS Form W-9 of each Seller;

(x) the General Conveyance Agreement and Domain Name Assignment Agreement, each duly executed by each Seller;

(xi) evidence reasonably satisfactory to Buyer that the authorized signatories of each bank account of Sellers are Buyer’s designees;

(xii) a copy of a payoff letter, in form and substance reasonably satisfactory to Buyer (the “Payoff Letter”), duly executed by Frontier Capital Group, Ltd., for an aggregate amount of any and all obligations outstanding under the Frontier Note and including a full and final release of any Claims against Buyer with respect to the Frontier Note;

(xiii) a letter, in form and substance reasonably satisfactory to Buyer and its Affiliates, terminating in full (including all obligations of JTH Tax LLC thereunder) that certain Services Agreement, dated as of August 22, 2019, between JTH Tax LLC and the Seller Representative, duly executed by the Seller Representative; and

(xiv) any other documents required to be delivered at Closing as provided in this Agreement or as reasonably requested by Buyer.

7.3 Conditions Precedent to the Obligations of Sellers. The obligations of Sellers to effect the Closing are subject to the fulfillment or waiver in writing by the Seller Representative, at or prior to the Closing, of the following conditions:

(a) The Fundamental Representations set forth in Article 3 shall be true and correct in all respects at and as of the Closing Date as if made at and as of such time (other than those made as of a specified date, which shall be true and correct as of such specified date). The other representations and warranties of Buyer contained in Article 3 shall be true and correct in all material respects (other than such representations and warranties that are qualified by “materiality” or “Material Adverse Effect,” which shall be true and correct in all respects) as of the Closing Date as if made at and as of such time (other than those made as of a specified date, which shall be true and correct as of such specified date).

(b) All of the agreements and covenants of Buyer to be performed at or prior to the Closing pursuant to this Agreement shall have been duly performed and complied with in all material respects.

(c) At the Closing, Buyer shall deliver (or cause to be delivered) to the Seller Representative and the Seller Representative shall have received from Buyer:

(i) the Cash Purchase Price;

(ii) the Closing Equity Purchase Price;

(iii) the Nonforfeitable Equity Amount;

(iv) the Parent LLC Agreement, duly executed by Parent;

(v) each Operating Agreement covering each license held by the applicable Seller in respect of the Business, duly executed by Buyer;

(vi) the General Conveyance Agreement and Domain Name Assignment Agreement, each duly executed by Buyer;

(vii) a certificate of a duly authorized officer of Buyer, dated the Closing Date, attaching and certifying the resolutions of Buyer authorizing the execution, delivery and performance of this Agreement and each Ancillary Agreement to which Buyer is a party and the transactions contemplated hereby and thereby;

(viii) a certificate of a duly authorized officer of Parent, dated the Closing Date, attaching and certifying the resolutions of Parent authorizing the execution, delivery and performance of this Agreement and each Ancillary Agreement to which Parent is a party and the transactions contemplated hereby and thereby;

(ix) a certificate of a duly authorized officer of Buyer, dated the Closing Date, to the effect that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied; and

(x) any other documents required to be delivered at Closing as provided in this Agreement or as reasonably requested by Seller.

7.4 Frustration of Closing Conditions. None of the Sellers nor Buyer may rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was caused by such Party’s failure to act in good faith or such Party’s failure to act in compliance with the terms of this Agreement, including to use its reasonable best efforts to cause the Closing to occur, as required by Section 4.2(a).

ARTICLE 8

TERMINATION

8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, at any time prior to the Closing:

(a) by mutual written consent of the Seller Representative and Buyer;

(b) by either Buyer, on the one hand, or the Seller Representative, on the other hand:

(i) if following the date of this Agreement, any court or other Governmental Body having competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any Law or Order (that is final and non-appealable and has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the transactions contemplated hereby; provided, that the party seeking to terminate pursuant to this Section 8.1(b)(i) has not materially breached any provision of this Agreement; or

(ii) on or after March 16, 2020 (the “End Date”), if the Closing has not occurred prior to the End Date; provided, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party that is in breach of this Agreement and such breach results in the failure of the Closing not to have occurred by such End Date;

(c) by the Seller Representative, if: (i) any of the representations and warranties of Buyer contained in Article 3 shall fail to be true and correct or (ii) there shall be a breach by Buyer of any covenant or agreement of Buyer in this Agreement that, in the case of either clause (i) or (ii), (A) would result in the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (B) which is not curable or, if curable, is not cured upon the occurrence of the earlier of (x) the thirtieth (30th) day after written notice thereof is given by the Seller Representative to Buyer and (y) the day that is one Business Day prior to the End Date; provided, that the Seller Representative may not terminate this Agreement pursuant to this Section 8.1(c), if, at the time of such attempted termination, Buyer would have the right to terminate this Agreement pursuant to Section 8.1(d) but for the proviso at the end thereof; or

(d) by Buyer, if: (i) any of the representations and warranties of Sellers contained in Article 2 shall fail to be true and correct or (ii) there shall be a breach by Sellers of any covenant or agreement of Sellers in this Agreement that, in the case of either clause (i) or (ii), (A) would result in the failure of a condition set forth in Section 8.1(a) or Section 8.1(b) and (B) which is not curable or, if curable, is not cured upon the occurrence of the earlier of (x) the thirtieth (30th) day after written notice thereof is given by Buyer to the Seller Representative and (y) the day that is one Business Day prior to the End Date; provided, that Buyer may not terminate this Agreement pursuant to this Section 8.1(d) if, at the time of such attempted termination, the Seller Representative would have the right to terminate this Agreement pursuant to Section 8.1(c) but for the proviso at the end thereof.

8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1 by any Party, written notice thereof shall forthwith be given to the other Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be terminated and become void and have no effect, and there shall be no Liability hereunder on the part of Buyer or Sellers; provided, that (a) no such termination shall relieve any party hereto from Liability for any fraud or, subject to Section 12.11, for any willful breach of this Agreement occurring prior to such termination and (b) Section 5.2(b), Section 12.1, Article 12, and this Section 8.2 shall survive any termination of this Agreement.

ARTICLE 9

INDEMNIFICATION

9.1 Indemnification by Sellers.

(a) Subject to the terms and conditions of this Article 9, Sellers shall indemnify and hold harmless Buyer and each of Buyer’s Affiliates, directors, officers, equityholders, members, managers and their respective successors and assigns (the “Buyer Indemnitees”) from and against any Losses that any Buyer Indemnitee may suffer or incur (including any Losses they may suffer or incur after the end of any applicable survival period; provided, that an indemnification Claim with respect to such Loss is made pursuant to this Article 9 prior to the end of any applicable survival period) resulting from, arising out of, in connection with, relating to, in the nature of, or caused by any of the following matters or any Claims or similar Proceedings or investigations related thereto:

(i) any breach of or inaccuracy in any representation or warranty made by Sellers in Article 2 of this Agreement;

(ii) any breach of any covenant made by Sellers in this Agreement; or

(iii) any Retained Liabilities or the Retained Assets.

9.2 Indemnification by Buyer. Subject to the terms and conditions of this Article 9, Buyer will indemnify and hold harmless Sellers, their Affiliates, and their respective successors and assigns from and against any Losses they may suffer or incur (including any Losses they may suffer or incur after the end of any applicable survival period; provided, that an indemnification Claim with respect to such Loss is made pursuant to this Article 9 prior to the end of any applicable survival period) resulting from, arising out of, in connection with, relating to, in the nature of, or caused by any of the following matters or any Claims or similar Proceedings or investigations related thereto:

(a) the breach or inaccuracy of any representation or warranty made by Buyer in Article 5 of this Agreement;

(b) the breach of any covenant or agreement of Buyer in this Agreement;

(c) the Assumed Liabilities; or

(d) any Liabilities arising out of or related to Buyer or any of its Affiliates’ use of Sellers’ or any of their Affiliates’ Permits under the Operating Agreement in any manner inconsistent with Sellers’ or their Affiliates’ past usage of such Permits, solely to the extent that such usage has been approved by the managing member of Parent.

9.3 Survival and Time Limitations. All representations, warranties, covenants and agreements of the Parties in this Agreement or any other certificate or document delivered pursuant to this Agreement will survive the Closing. Sellers will not have any liability with respect to any Claim under Section 9.1(a)(i) unless Buyer notifies the Seller Representative of such a Claim on or before the Release Date; provided, however, that any Claim relating to any Fundamental Representation may be made at any time until 60 days following the expiration of the applicable statute or period of limitations. Buyer will not have any liability with respect to any Claim under Section 7.2(a) unless the Seller Representative notifies Buyer of such a Claim on or before the Release Date; provided, however, that any Claim relating to any Fundamental Representation of Buyer may be made at any time until 60 days following the expiration of the applicable statute or period of limitations. The indemnification rights of the parties for all other matters shall survive indefinitely. If Buyer or the Seller Representative, as applicable, provides proper notice of a Claim within the applicable time period set forth above, then such Party’s right to indemnification hereunder for such Claim will continue until such Claim is finally and fully resolved.

9.4 Limitations on Indemnification by Sellers.

(a) With respect to claims for indemnification that may be made solely pursuant to Section 9.1(a)(i), Sellers will have no liability with respect to any such claim until Buyer Indemnitees have suffered aggregate Losses by reason of all such claims in excess of $110,000 (the “Threshold Amount”), after which point Sellers will be obligated to indemnify Buyer Indemnitees for the aggregate amount of such Losses from “dollar one” (i.e., not only for the excess over the Threshold Amount); provided, that the Threshold Amount limitation set forth in this Section 9.4(a) shall not apply in respect of any Losses relating to breaches or inaccuracies of the Fundamental Representations or in the case of fraud.

(b) With respect to claims for indemnification that may be made solely pursuant to Section 9.1(a)(i), the aggregate maximum liability of Sellers shall be equal to the $5,500,000 (the “Cap”); provided, that the Cap shall not apply in respect of any Losses relating to breaches or inaccuracies of the Fundamental Representations or in the case of fraud.

9.5 Third-Party Claims.

(a) If a third party initiates a Claim, demand, dispute, lawsuit or arbitration (a “Third-Party Claim”) against any Person (the “Indemnified Party”) with respect to any matter that the Indemnified Party may make a Claim for indemnification against any Party (the “Indemnifying Party”) under this Article 9, then the Indemnified Party shall promptly notify the Indemnifying Party in writing of the existence of such Third-Party Claim; provided, however, that any failure on the part of an Indemnified Party to so notify an Indemnifying Party shall not limit any of the obligations of the Indemnifying Party under this Article 9 (except and solely to the extent such failure actually and materially prejudices the defense of such Third-Party Claim).

(b) Upon receipt of the notice described in Section 9.5(a), the Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim; provided, that, to assume such defense, (i) the Indemnifying Party shall have notified the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will assume the defense and indemnify the Indemnified Party from and against any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim, (ii) the legal counsel selected by the Indemnifying Party to conduct such defense is reasonably acceptable to the Indemnified Party, and (iii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder; provided, however, that the Indemnifying Party shall not have the right to assume the defense of any Third-Party Claim if (A) there are legal defenses available to the Indemnified Party that are different from or additional to those available to Indemnifying Party or, in the good faith determination of the Indemnified Party, the defense of the Indemnified Party by the Indemnifying Party would be inappropriate due to a conflict of interest, (B) the indemnifiable matter seeks any non-monetary relief (including injunctive or other equitable relief), (C) the indemnifiable matter is brought by, involves, or is reasonably likely to result in an inquiry or investigation by, any Governmental Body, (D) the Indemnified Party determines in good faith that the indemnifiable matter, if determined adversely, would be reasonably likely to have a material adverse effect on Indemnified Party or any of its Affiliates or (E) the amount sought in, or that may be reasonably likely to be paid in connection with, the indemnifiable matter exceeds the aggregate value of the Closing Equity Purchase Price valued at a price per Parent Common Unit equal to the Closing Equity Value. The Indemnifying Party will keep the Indemnified Party apprised of all material developments, including settlement offers, with respect to the Third-Party Claim and permit the Indemnified Party to participate in the defense of the Third-Party Claim. So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with this Section 9.5(b), the Indemnifying Party will not be responsible for any attorneys’ fees or other expenses incurred by the Indemnified Party regarding the Third-Party Claim except that the Indemnifying Party shall be responsible for the reasonable attorneys’ fees incurred by the Indemnified Party prior to the assumption of the defense of such Third-Party Claim by the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third-Party Claim, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; and (ii) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed.

9.6 Direct Claims.

(a) The Indemnified Party shall give the Indemnifying Party written notice (a “Claim Notice”) of any claim for indemnification under this Article 9 that has not arisen with respect to a Third-Party Claim (a “Direct Claim”). A Claim Notice shall describe the Direct Claim in reasonable detail and shall set forth the Indemnified Party’s good faith calculation, if known, of the Losses that have been suffered by the Indemnified Party. No delay in or failure to give, or other procedural defect in, a Claim Notice by the Indemnified Party to the Indemnifying Party shall adversely affect any of the other rights or remedies which the Indemnified Party has under this Agreement, or alter or relieve the Indemnifying Party of its obligations to indemnify the Indemnified Party except to the extent and solely to the extent such failure actually and materially prejudices the defense of such Direct Claim.

(b) The Indemnifying Party shall respond in writing to the Claim Notice (“Claim Response”) within 45 days after the date that the Claim Notice is delivered by the Indemnified Party in respect of a Direct Claim (the “Response Period”). Any Claim Response must specify whether the Indemnifying Party disputes the Direct Claim described in the Claim Notice (or the amount of Losses set forth therein).

(c) If the Indemnifying Party fails to give a Claim Response within the Response Period, the Indemnifying Party will be deemed not to dispute the Direct Claim described in the Claim Notice. If the Indemnifying Party elects not to dispute a Direct Claim described in a Claim Notice, whether by failing to give a timely Claim Response or otherwise, then the amount of Losses alleged in such Claim Notice with respect to such undisputed Direct Claim will be conclusively deemed to be an obligation of the Indemnifying Party, and (i) if the Indemnifying Party is Buyer, then Buyer shall pay, by wire transfer or other immediately available funds, to the Indemnified Party within three days after the last day of the applicable Response Period the amount specified in the Claim Notice with respect to such undisputed Direct Claim, subject to the limitations set forth in this Article 9, and (ii) if the Indemnifying Party is a Seller, then Buyer or other applicable Indemnified Party may, at Buyer’s or such Indemnified Party’s sole option, obtain payment (in whole or in part) in accordance with Section 9.8.

(d) If the Indemnifying Party delivers a Claim Response within the Response Period indicating that it disputes one or more of the Direct Claims identified in the Claim Notice, then the Indemnifying Party and the Indemnified Party shall promptly meet and use their commercially reasonable efforts to settle the dispute. If Indemnifying Party and the Indemnified Party reach an agreement with respect to the dispute, the Indemnifying Party shall pay the agreed amount to the Indemnified Party in the manner set forth in Section 9.6(c). If the Indemnifying Party and the Indemnified Party are unable to reach agreement within 30 days after the conclusion of the Response Period, then the Indemnified Party may resort to other legal remedies available pursuant to this Agreement, subject to the limitations set forth in this Article 9.

9.7 Other Indemnification Matters.

(a) For purposes of determining the amount of Losses resulting from a breach of a representation or warranty, all qualifications or exceptions in any representation or warranty relating to or referring to the terms “material”, “materiality”, “in all material respects”, “Material Adverse Effect” or any similar term or phrase shall be disregarded, it being the understanding of the Parties that for purposes of determining the amount of Losses under this Article 9, the representations and warranties of the Parties contained in this Agreement shall be read as if such terms and phrases were not included in them.

(b) Each Indemnified Party shall take, and cause each of its Affiliates to take, commercially reasonable steps to mitigate any Losses to the extent required under applicable Law as soon as reasonably practicable after becoming aware of any event or circumstance that would reasonably be expected to, or does, give rise thereto; provided, however, in no event shall any Indemnified Party be required to maintain or cause any Person to maintain or carry any specific type or level of insurance coverage following the Closing.

(c) The amount of any Losses for which indemnification is provided pursuant to this Article 9 will be net of any amounts of any insurance proceeds, indemnification payments, contribution payments or reimbursements, in each case that were actually received by or paid to the Indemnified Party with respect to such Losses or any of the circumstances giving rise thereto on or prior to the date on which any indemnification payment would otherwise be due hereunder (net of any deductibles and other costs and expenses paid by the Indemnified Party or any of its Affiliates to collect or recover any such proceeds, payments or reimbursements or increase to premiums or other similar amounts that result from or are reasonably related to the facts or circumstances that gave rise to the applicable Losses) (such amounts, collectively, “Insurance Proceeds”). In connection therewith, if, at any time following any indemnification payment pursuant to this Agreement, the Indemnified Party actually receives any Insurance Proceeds, the Indemnified Party will promptly remit to the Indemnifying Party such Insurance Proceeds in an amount not to exceed the amount of the corresponding indemnification payment made by the Indemnifying Party (the “Reimbursement Cap”); provided, in all cases in which (i) Buyer or an Affiliate thereof is the Indemnified Party and (ii) the indemnification payment by Sellers was made, in accordance with Section 9.8, through the redemption by Parent for $0, for cancellation, of a portion of the Closing Equity Purchase Price from Sellers (including any transferee of any Seller), having an aggregate value equal to the indemnifiable Losses at a value per Parent Common Unit equal to the Closing Equity Value, then Buyer or its applicable Affiliate may, in such Indemnified Party’s sole discretion, elect to satisfy its obligation to remit Insurance Proceeds pursuant to the foregoing sentence by causing Parent to reissue to the Indemnifying Party a number of Parent Common Units, at a value per Parent Common Unit equal to the Closing Equity Value, having an aggregate value equal to the lesser of (x) the aggregate amount of Insurance Proceeds and (y) the Reimbursement Cap.

9.8 Sources of Remedies. The parties to this Agreement agree that, to the extent available, the Buyer Indemnitees shall first look to the Equity Holdback Amount as a source of recovery and recourse for any claims for indemnification under this Article 9, provided that recovery from the Equity Holdback Amount shall not constitute the sole source of recovery under this Agreement, and any Buyer Indemnitee may, subject to the other terms and conditions of this Article 9, pursue any claims that they may have against Sellers through any and all remedies available hereunder or at law or in equity, it being understood and agreed that the Buyer Indemnitees shall be permitted to pursue claims directly against Sellers and/or the other Parent Common Units owned by Sellers after the Equity Holdback Amount has been exhausted or if the claims pending against the Equity Holdback Amount (if paid in full) would result in the exhaustion thereof. Without limiting the foregoing, as further provided in the Parent LLC Agreement, at any time upon notice to Sellers specifying in reasonable detail the basis therefor, any Buyer Indemnitee may elect to cause Parent to redeem for $0, for cancellation, such portion of the Closing Equity Purchase Price from Sellers (including any transferee of any Seller), having an aggregate value equal to the indemnifiable Losses at a value per Parent Common Unit equal to equal to the Closing Equity Value, and Parent is hereby authorized to effect such redemption and cancellation. Neither the exercise of, nor the failure to exercise, such right of redemption or to give a notice of a claim under this Agreement will constitute an election of remedies or limit Buyer or any of its Affiliates in any manner in the enforcement of any other remedies that may be available to any of them. In addition, (a) until the Release Date, any and all distributions (other than Tax distributions) otherwise payable in respect of the Parent Common Units constituting the Equity Holdback Amount, and (b) without limiting the foregoing, any and all distributions (other than Tax distributions) otherwise payable in respect of any Parent Common Units (including the Equity Holdback Amount) that any Buyer Indemnitee has directed Parent to redeem and cancel shall, in each case, not be paid to Sellers but rather shall be retained by Parent and may be used to satisfy any indemnification claim, provided that upon the final and conclusive resolution of any such indemnification claim, any distributions that were not so paid to Sellers in respect of such Parent Common Units shall be paid to Sellers but only to the extent that such Parent Common Units are retained by Sellers (and not redeemed and cancelled pursuant to the terms hereof), it being understood that any and all distributions that, but for the terms set forth herein and the Parent LLC Agreement, would have been paid in respect of any Parent Common Units that are redeemed and cancelled shall not be paid to Sellers but rather shall be retained by Parent. Parent shall be an express third party beneficiary of Section 1.6(b)(ii) and this Article 9.

ARTICLE 10

TAX MATTERS

The following provisions will govern the allocation of responsibility as between Buyer and Sellers for certain Tax matters following the Closing Date:

10.1 Proration of Real and Personal Property Taxes. All real property Taxes, personal property Taxes and similar Taxes and assessments on the Purchased Assets shall be prorated between Sellers and Buyer as of the Cut-Off Date. All such prorations shall be allocated on a per diem basis so that items relating to periods (or portion thereof) ending on or prior to the Cut-Off Date shall be allocated to Sellers and items relating to periods (or portion thereof) beginning after the Cut-Off Date shall be allocated to Buyer. The amount of all such prorations shall be settled and paid on the Closing Date, provided that final payments with respect to prorations that are not able to be calculated as of the Closing Date shall be calculated and paid as soon as practicable thereafter and Sellers shall pay Buyer the Seller’s share (as determined in accordance with this Section 10.1) of any such Taxes within five business days following Buyer’s request therefor.

10.2 Cooperation on Tax Matters. Buyer and Sellers will cooperate, as and to the extent reasonably requested by the other Party, in connection with the filing and preparation of Tax Returns with respect to the Purchased Assets and any Proceeding related thereto. Such cooperation will include the retention and the provision of records and information pursuant to Section 5.3(b) that are reasonably relevant to any such Proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Notwithstanding Section 5.3(a), Buyer and Sellers will retain all material Books and Records with respect to Tax matters pertinent to the Business relating to any Tax period beginning before the Closing Date until 30 days after the expiration of the statute or period of limitations of the respective Tax periods.

10.3 Transfer Taxes. All transfer (including real estate transfer), documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement or the Transactions (“Transfer Taxes”) will be paid by Buyer when due, and Buyer will, at its own expense, file all necessary Tax Returns and other documentation, in a manner consistent with applicable Law, with respect to all such Transfer Taxes and, if required by applicable Law, Sellers will join in the execution of any such Tax Returns and other documentation.

10.4 Closing Purchase Price Adjustment. Any amount paid by Sellers or Buyer under Article 9 or this Article 10 shall be treated as an adjustment to the Final Closing Purchase Price for Tax purposes.

10.5 Tax Treatment. It is the intent of Sellers and Buyer that the transfer of the Purchased Assets, to the extent in exchange for the Cash Purchase Price, shall be treated as a sale and to the extent in exchange for the Closing Equity Purchase Price, shall be treated as a Tax-deferred contribution of assets to Buyer under Section 721 of the Code. Buyer and Sellers agree to report the Tax treatment consistent with this Section 10.5.

10.6 Controlling Provisions. In the event of a conflict between the provisions of this Article 10 and the provisions of Article 9, the provisions of this Article 10 shall control.

ARTICLE 11

DEFINITIONS

“2020 EBITDA” means EBITDA for the period from January 1, 2020 through and including December 31, 2020.

“2021 EBITDA” means EBITDA for the period from January 1, 2021 through and including December 31, 2021.

“2022 EBITDA” means EBITDA for the period from January 1, 2022 through and including December 31, 2022.

“Accountants” has the meaning set forth in Section 1.7 above.

“Accountants’ Fees” has the meaning set forth in Section 1.7 above.

“ACH Agreements” means (a) the Company Agreement for ACH Origination, dated June 27, 2019, between Infinity Holding Corporation and Advantage Payment Systems, LLC, (b) the agreement, dated August 5, 2019, between First Money In, LLC and BayCoast Bank and (c) the agreement, dated May 7, 2018, between Infinity Holding Corporation and BayCoast Bank.

“Acquisition” means the acquisition of any Person (including any division thereof) or business, or all or substantially all of the assets of a Person, whether through the acquisition of assets, joint venture, equity acquisition, merger, consolidation or otherwise.

“Affiliate” means, (a) with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person, (b) any officer, director or shareholder of such Person, and (c) any parent, sibling, descendant or spouse of such Person or of any of the Persons referred to in clause (a) and (b) or anyone sharing a home with such Person or any of the Persons referred to in clauses (a) or (b). For purposes of this definition, the term “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the preamble above.

“Allocation Objections Statement” has the meaning set forth in Section 1.12 above.

“Allocation Schedule” has the meaning set forth in Section 1.12 above.

“Ancillary Agreements” means the Parent LLC Agreement, the Operating Agreement, the General Conveyance Agreement, the Domain Name Assignment Agreement, the Joinders and any certificates delivered hereunder or other documents and executed and delivered pursuant to the terms hereof.

“Assigned Contracts” has the meaning set forth in Section 1.1(a) above.

“Assumed Liabilities” means (a) all Liabilities arising under or relating to the Assigned Contracts that are solely attributable to actions taken or not taken by Buyer (or the designated Affiliate) following the Closing, but excluding, for the avoidance of doubt, all Liabilities arising under or relating to the Assigned Contracts due to any actions taken or not taken by Sellers or their Affiliates prior to the Closing (including any such Liabilities arising due to a breach of any Assigned Contract by any Seller or any of its Affiliates prior to the Closing), (b) the Run Rate Expenses that have not been paid prior to the Closing, and (c) any Liabilities or obligations for Transfer Taxes.

“Books and Records” means all current and historical books, records, files and papers of Sellers, including computer programs (including source codes and software programs), computer manuals, computer data, financial and tax working papers, financial and tax books and records, business reports, business plans and projections, sales and advertising materials, sales and purchases records and correspondence, trade association files, research and development records, lists of present and former customers and suppliers, personnel and employment records, machinery and equipment maintenance files, security codes, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaint and inquiry files, all correspondence with any Governmental Body, strategic plans, marketing and promotional surveys, and all copies and recordings of the foregoing, other than, in each case, the Retained Books and Records.

“Business” has the meaning set forth in the Recitals above.

“Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by Law to be closed in New York City, New York.

“Business Employee” means each individual listed on the Business Employee list.

“Business Employee List” means the letter provided by the Seller Representative to Buyer simultaneously with the execution and delivery of this Agreement, which letter contains a true and complete list of each individual who is employed by, or is actively providing services to, Sellers, together with such individual’s title or position, age, employing entity, work location, full-time or part-time status, accrued vacation, dates of service, years of credited service, current rate of hourly wage or salary, annual target cash bonus opportunity, any other compensatory entitlements, and each Plan in which he or she participates or is eligible to participate.

“Business IT Systems” means the information technology and computer systems (including Software, information technology and telecommunication hardware and other equipment) of Sellers relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information (whether or not in electronic format) owned, leased or licensed by Sellers or used as part of any product.

“Buyer” has the meaning set forth in the preamble above.

“Buyer Indemnitees” has the meaning set forth in Section 9.1(a) above.

“Buyer Plan” has the meaning set forth in Section 6.4 above.

“Cap” has the meaning set forth in Section 9.4(b) above.

“Cash and Cash Equivalents” means all cash, cash equivalents and marketable securities held by Sellers, including all amounts currently held by ACH processors under the ACH Agreements. For the avoidance of doubt, Cash and Cash Equivalents will be calculated net of issued but uncleared checks and drafts written or issued by Sellers.

“Cash Purchase Price” means $6,000,000.

“Change in Control Payment” shall mean any transaction, retention, change in control or similar bonuses, “single-trigger” severance payments and other employee-related change of control payments payable by any Seller as of or after the Closing Date (including the employer portion of any withholding, payroll, employment or similar Taxes, if any, associated therewith) as a result of, or in connection with, the consummation of the transactions contemplated by this Agreement.

“Claim” means any hearing, claim, suit, action, arbitration, cause of action, criminal prosecution, demand letter or Proceeding, whether at Law or at equity, before or by any Governmental Body, any arbitrator or other tribunal.

“Claim Notice” has the meaning set forth in Section 9.6(a) above.

“Claim Response” has the meaning set forth in Section 9.6(b) above.

“Closing” has the meaning set forth in Section 1.8 above.

“Closing Date” has the meaning set forth in Section 1.8 above.

“Closing Equity Purchase Price” means a number of Parent Common Units equal to the quotient of (i) the Estimated Closing Purchase Price less the Cash Purchase Price divided by (ii) the Closing Equity Value.

“Closing Equity Value” means a price per Parent Common Unit equal to $12.00.

“Closing Statement” has the meaning set forth in Section 1.7 above.

“Code” means the Internal Revenue Code of 1986, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.

“Company Insurance Policies” has the meaning set forth in Section 2.13(a) above.

“Consent” means, with respect to any Person, any consent, approval, authorization, permission or waiver of, or registration, declaration or other action or filing with or exemption by, such Person.

“Consideration” has the meaning set forth in Section 1.4 above.

“Consumer Credit Laws” has the meaning set forth in Section 2.20(aa) above.

“Consumer Loan” has the meaning set forth in Section 2.20(a) above.

“Consumer Loan Obligor” has the meaning set forth in Section 2.20(b) above.

“Consumer Loan Receivables” means the aggregate principal amount outstanding immediately prior to the Closing and not written off by the Sellers in the Ordinary Course of Business under the Consumer Loans made by the Sellers immediately prior to the Closing.

“Contract” means any legally binding oral or written contract, obligation, promise, note, loan, bond, mortgage, indenture, letter of credit, pledge, instrument, commitment, lease, license, purchase order, bid or other agreement, or series of the same.

“Cut-Off Date” means November 1, 2019.

“Data Protection Laws” means any and all applicable Laws in the United States of America or elsewhere in the world applicable to any Seller relating to data privacy, data security, data protection, financial privacy, and/or the collection, storage, use, disclosure, retention, destruction, or cross-border transfer of Personal Data.

“Data Protection Requirements” means any and all (i) Data Protection Laws; (ii) published, posted, or internal policies, procedures, or notices related to the privacy, security, protection, collection, storage, use, disclosure, retention, destruction, or cross-border transfer of Personal Data; (iii) contractual terms related to the privacy, security, protection, collection, storage, use, disclosure, retention, destruction, or cross-border transfer of Personal Data; and (iv) industry standards and/or codes-of-conduct to which Sellers are bound related to the privacy, security, protection, collection, storage, use, disclosure, retention, destruction, or cross-border transfer of Personal Data.

“Debt” means, without duplication, (a) indebtedness for borrowed money, purchase money indebtedness and all other obligations evidenced by notes, bonds, debentures or other similar instruments, (b) all obligations relating to or arising under interest rate or other hedging Contracts, (c) all unreimbursed obligations in respect of letters of credit, surety bonds and similar instruments, (d) all obligations as lessee under vehicle leases and leases treated as capital leases, (e) all obligations of Sellers related to “earn-outs”, incentive payments, deferred purchase price or similar obligations (assuming, for purposes of calculating “Debt” that the full amount thereof is due and payable as of the date of such calculation), (f) all accrued severance obligations, and (g) all indebtedness of the type described in clauses (a) through (f) above guaranteed in any manner by Sellers, and (h) the amount required to retire or repay such amount on the date in question and includes all principal, interest, fees, expenses, prepayment penalties and other similar obligations owed in respect of any outstanding amounts.

“Direct Claim” has the meaning set forth in Section 9.6(a) above.

“Domain Name Assignment Agreement” means the Domain Name Assignment Agreement in the form agreed to by the Parties on or prior to the date hereof.

“EBITDA” means the consolidated net income of the Buyer and its Subsidiaries in respect of the Business for the Relevant Period, calculated in accordance with GAAP as reasonably applied by Buyer, plus, to the extent the following reduced such consolidated net income, (a) non-operating interest expense of the Buyer in respect of the Business for the Relevant Period (i.e., interest other than interest accrued or paid in respect of any loan facility or facilities that finance, in whole or in part, the loans originated by the Business, it being understood that interest paid or accrued under any such loan facility shall not be added back to net income for purposes of computing EBITDA), (b) provision for income taxes of the Buyer (if any) in respect of the Business for the Relevant Period, it being agreed that no such provision shall be made to the extent the Buyer is a “pass through” for U.S. federal income tax purposes, (c) depreciation expense of the Buyer in respect of the Business for the Relevant Period, and (d) amortization expense of the Buyer in respect of the Business for the Relevant Period, in each case determined in accordance with GAAP as reasonably applied by the Buyer; provided, however, that (i) any revenue generated solely from or costs and expenses incurred by Buyer in respect of the Business in connection with an Acquisition (whether or not consummated) after the Closing will be disregarded in calculating EBITDA and (ii) EBITDA shall not include any gains, losses or profits realized from the sale, exchange or other disposition of any assets other than in the ordinary course of business consistent with past practice. In addition, for the avoidance of doubt, (A) consolidated net income of the Buyer in respect of the Business will be calculated including charges for interest on loan origination, certain intercompany expenses that were incurred directly for or in respect of the Business (including, without limitation, employee benefits, email, website and technology support, third party legal fees specific to the Business (excluding any Transaction Expenses), insurance, incremental human resource, finance or administrative support, in each case, that are reasonably allocated to the Business for services received) and (B) consolidated net income of the Buyer in respect of the Business will exclude Franchise Group, Inc. corporate allocations or costs that were not incurred directly for or in respect of the Business and any Transaction Expense.

“EBITDA Target” means $15,000,000; provided that, in the event all or a material portion of the Purchased Assets are transferred to a third party (other than an Affiliate of Buyer) prior to the end of any Relevant Period without the prior written consent of the Seller Representative, Buyer and the Seller Representative shall negotiate in good faith to adjust the EBITDA Target based on (a) the EBITDA of the prior Relevant Period(s), if any, (b) the performance of the Business during such Relevant Period prior to the date of such transfer and (c) the fair market value of the proportion of the Business sold relative to the Business taken as a whole and remaining time in such Relevant Period. To the extent the Seller Representative shall consent to such transfer of the Purchased Assets, such consent shall be provided by the Seller Representative within 10 Business Days from receipt of notice from Buyer of such transfer of the Purchased Assets; provided, that if the Seller Representative shall not have provided its consent within such 10 Business Day period, the Seller Representative shall be deemed to have not provided such consent. If Buyer and the Seller Representative are unable to agree to an adjustment to the EBITDA Target, the parties shall submit such determination to the Accountants, and the fees and expenses of the Accountants shall be borne 50% by Buyer and 50% by Sellers (which Buyer may elect to offset against any payments that may be owed under this Agreement).

“Environmental Laws” means any Laws (including common law) relating to (a) Environmental Releases, threatened Environmental Releases or the presence of Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage, emission, discharge or disposal of Hazardous Substances; or (c) pollution or protection of the environment, or of human health and safety as such is affected by Hazardous Substances.

“Environmental Permits” means any Permit issued pursuant to Environmental Law.

“Environmental Release” means any release, spilling, leaking, pumping, pouring, discharging, emitting, emptying, escaping, leaching, injecting, dumping, disposing or migrating into or through the indoor or outdoor environment.

“Equity Forfeiture Amount” means, for each $1 by which the EBITDA Target exceeds the sum of 2020 EBITDA, 2021 EBITDA and 2022 EBITDA, $1.50, up to a maximum amount of $16,000,000. For example, if the sum of 2020 EBITDA, 2021 EBITDA and 2022 EBITDA is equal to $14,000,000, the Equity Forfeiture Amount shall be equal to $1,500,000.

“Equity Forfeiture Objection Statement” has the meaning set forth in Section 1.10 above.

“Equity Forfeiture Statement” has the meaning set forth in Section 1.10 above.

“Equity Holdback Amount” means 458,333.33 Parent Common Units.

“Equityholder” means each of Motus Advisors, Inc., FCG Finance Group, BP HEP, LLC and Mark Barfield.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means each entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included any Seller, or that is, or was at the relevant time, a member of the same “controlled group” as any Seller pursuant to Section 4001(a)(14) of ERISA.

“E-SIGN” has the meaning set forth in Section 2.20(x) above.

“Estimated Closing Purchase Price” has the meaning set forth in Section 1.5 above.

“Excess Frontier Payoff Amount” means an amount, if any, by which the Payoff Amount exceeds the Consumer Loan Receivables, as finally determined pursuant to Section 1.7.

“Existing Real Property Leases” has the meaning set forth in Section 2.8(a) above.

“Final Closing Purchase Price” has the meaning set forth in Section 1.7(b) above.

“Financial Statements” has the meaning set forth in Section 2.6(a) above.

“Frontier Note” means that certain promissory note issued by a Seller to Frontier on January 31, 2019.

“Fundamental Representations” means Sections 2.2, 2.3, 2.4, 2.5(a), 2.8, 3.1, 3.2, 3.3, 3.4 and 3.6.

“GAAP” means generally accepted accounting principles in the United States.

“General Conveyance Agreement” means the General Conveyance, Assignment, Bill of Sale and Assumption Agreement in the form agreed to by the Parties on or prior to the date hereof.

“Governmental Body” means any governmental or regulatory agency or authority of the United States, any domestic state, any foreign country and any political subdivision or agency or instrumentality of any of the foregoing, including any administrative agency, board or commission, any contractor or agent thereof (e.g., Medicare or Medicaid contractors), any court or tribunal of judicial authority or any arbitrator, including any educational or school district authority.

“Hazardous Substances” means (a) those substances, materials or wastes defined as toxic, hazardous, acutely hazardous, pollutants or contaminants, in any Environmental Laws, including the following United States federal statutes and any analogous state statutes, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas and any mixtures thereof; (d) polychlorinated biphenyls, asbestos, molds and other materials that would reasonably be expected to have an adverse effect on human health or property and urea formaldehyde foam insulation.

“Improvements” has the meaning set forth in Section 2.8(a)(b) above.

“Indemnified Party” has the meaning set forth in Section 9.5(a) above.

“Indemnifying Party” has the meaning set forth in Section 9.5(a) above.

“Insurance Proceeds” has the meaning set forth in Section 9.7(c) above.

“Intellectual Property” means the following, and all intellectual property and other proprietary rights therein throughout the world: (a) trademarks, service marks, trade names, trade dress, brand names, product names, logos, designs, slogans and all goodwill associated with the foregoing, any and all common law rights therein, and registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all extensions and renewals of any of the foregoing (“Trademarks”); (b) copyrightable works, copyrights (including for Software in both source and object code), mask works, and database rights, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions; (c) patents, patent applications (including provisional patent applications) and statutory invention registrations, including reissues, divisionals, continuations, continuations in part, renewals, extensions and reexaminations thereof, all patents which may issue on such applications, all foreign equivalents thereof, and all rights therein provided by international treaties or conventions (collectively, “Patents”); (d) domain names, internet addresses, social media accounts and registrations pertaining thereto; (e) computer software programs and software systems, in both source code and object code format, including databases, compilations, compilers, higher level or

“proprietary” languages, data files, application programming interfaces, algorithms, tool sets, user interfaces, manuals and other specifications and documentation and all know-how related thereto, including web sites, HTML code, and firmware and other software embedded in hardware devices, developed or currently being developed (collectively “Software”); (f) all information, inventions (whether or not patentable), improvements, practices, algorithms, formulae, trade secrets, techniques, methods, procedures, knowledge, results, data, protocols, processes, models, designs, drawings, specifications, materials and any other information related to the development, marketing, pricing, distribution, cost, sales and manufacturing of products; and (g) all tangible embodiments of the foregoing.

“Interim Period Cash” means any Cash and Cash Equivalents received by Sellers from and after the Cut-Off Date and at or prior to Closing in respect of, or generated from, the operation of the Business in the ordinary course of business, including any payment received by or on behalf of the Sellers in the form of any principal, interest, fees or other amounts on any loans issued by or behalf of the Sellers, less any Cash and Cash Equivalents loaned to consumers through Consumer Loans written by any Seller after the Cut-Off Date and at or prior to the Closing in the ordinary course of business.

“IT Assets” means computers, software, hardware, networks and network equipment, firmware, middleware, servers, workstations, appliances, routers, hubs, switches, data communications lines, and all other information technology equipment and elements, and all documentation associated with any of the foregoing.

“Joinders” means the Joinders to this Agreement, substantially in the form attached hereto as Exhibit A, to be delivered by each of the Equityholders at the Closing.

“Knowledge” means, with respect to Sellers, the knowledge of each of the Persons listed on Schedule 11.1(b), after due inquiry.

“Law” means any foreign or domestic federal, state or local law, statute, code, ordinance, regulation, rule, consent agreement, constitution or treaty enacted, adopted, issued or promulgated by any Governmental Body, including common law and any Laws pertaining to protection of Personal Data, privacy, information security, or data breach notifications.

“Leased Real Property” has the meaning set forth in Section 2.8(a) above.

“Leases” means all written or oral leases, subleases, licenses, concessions and other agreements, including all amendments, extensions, renewals, guaranties, supplements, waivers, side letters, and other agreements with respect thereto, pursuant to which hold or have the right to use any real property or personal property.

“Liability” or “Liabilities” means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, mature or unmatured, known or unknown or determined or indeterminable.

“Lien” means any lien, mortgage, pledge, encumbrance, charge, security interest, adverse Claim, Liability, interest, charge, preference, priority, proxy, transfer restriction (other than restrictions under the Securities Act and state securities Laws), encroachment, Order, community property interest, equitable interest, option, warrant, right of first refusal, easement, profit, license, servitude, right of way, covenant or zoning restriction.

“Look Back Date” means January 1, 2016.

“Losses” means all losses, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, Liens, deficiencies, costs of investigation, defense costs, court costs and other expenses (including interest, penalties and reasonable attorneys’ fees and expenses).

“Material Adverse Effect” or “Material Adverse Change” means any event, change, development, or effect that, individually or in the aggregate, will or would reasonably be expected to have a materially adverse effect on (a) the business, operations, assets (including intangible assets), Liabilities or financial condition of Sellers, taken as a whole, whether or not losses therefrom are capable of being calculated or (b) the ability of Sellers to consummate timely the Transactions; provided, however, that “Material Adverse Effect” or “Material Adverse Change” shall not include any of the following events, changes, developments or effects, alone or in combination, nor shall any of the following (including the effect of any of the following) be taken into account in determining whether there has been a “Material Adverse Effect” or “Material Adverse Change”: (i) changes in financial markets, general economic conditions (including prevailing interest rates, exchange rates, commodity prices and fuel costs) or political conditions, (ii) changes in Laws or GAAP, or the enforcement or interpretation thereof or (iii) changes that generally affect the industries and markets in which Sellers operate.

“Material Contract” has the meaning set forth in Section 2.12(a) above.

“Material Suppliers” has the meaning set forth in Section 2.19 above.

“Most Recent Financial Statements” has the meaning set forth in Section 2.6(a) above.

“Most Recent Fiscal Month End” has the meaning set forth in Section 2.6(a) above.

“Multiemployer Plan” means each Plan that is a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code.

“Nonforfeitable Equity Amount” means 300,000 Parent Common Units.

“Notes” has the meaning set forth in Section 2.20(d) above.

“Objections Statement” has the meaning set forth in Section 1.7 above.

“Offer Date” has the meaning set forth in Section 5.1 above.

“Operating Agreement” means each Operating Agreement, in the form attached hereto as Exhibit B, to be entered into by Buyer and a Seller at the Closing, pursuant to which Buyer will be entitled to use such Seller’s Permits until Buyer obtains its own Permits.

“Order” means any order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Body or arbitrator.

“Ordinary Course of Business” means the ordinary course of business consistent with past practice.

“Organizational Documents” means (a) any certificate or articles of incorporation, bylaws, certificate or articles of formation, shareholders agreement, voting agreement, operating agreement, limited liability company agreement or partnership agreement, (b) any documents comparable to those described in clause (a) as may be applicable pursuant to any Law and (c) any amendment or modification to any of the foregoing.

“Parent” means Franchise Group Intermediate L, LLC.

“Parent Common Unit” means a Class A Unit (as defined in the Parent LLC Agreement) of Parent.

“Parent LLC Agreement” means the Amended and Restated Operating Agreement of Parent, in the form attached hereto as Exhibit C, to be entered into by Parent, Franchise Group New Holdco, LLC and the Seller Representative at the Closing.

“Parent Units” has the meaning set forth in Section 3.4 above.

“Party” has the meaning set forth in the preamble above.

“Patents” has the meaning set forth in the definition of Intellectual Property above.

“Payoff Amount” means an amount equal to the Consumer Loan Receivables set forth in the Estimated Closing Statement.

“Permit” means any license, import license, export license, franchise, Consent, permit, certificate, certificate of occupancy or Order issued by any Person.

“Permitted Lien” means any (a) liens for Taxes not yet due or that are being contested in good faith through appropriate Proceedings and for which adequate reserves have been established, in accordance with GAAP, (b) liens of landlords, carriers, warehousemen, workmen, repairmen, mechanics, materialmen and similar liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money, (c) restrictions, easements, covenants, reservations, rights of way or other similar matters of title to the Leased Real Property of record, all of which do not materially interfere with the conduct of the Business, detract from the value of or impair the current use of such Leased Real Property, (d) zoning ordinances, restrictions, prohibitions and other requirements imposed by any Governmental Body, which do not materially interfere with the conduct of the Business, and (e) Liens created by this Agreement or any Ancillary Agreement.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, other business entity or Governmental Body.

“Personal Data” has the same meaning as the terms “personal data,” “personal information,” “non-public personal information,” or the equivalent under applicable Data Protection Requirements.

“Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and all other compensation and benefits plans, policies, trust funds, programs, arrangements or payroll practices, including Multiemployer Plans, and each other stock purchase, stock option, restricted stock, profit sharing, pension, savings, severance, retention, employment, consulting, commission, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit, insurance, welfare, post-retirement health or welfare, health, life, tuition refund, service award, company car, scholarship, relocation, disability, accident, sick pay, sick leave, accrued leave, vacation, holiday, termination, unemployment, restrictive covenant, and other benefit plan, policy, trust fund, program, arrangement or payroll practice, whether or not subject to ERISA, whether formal or informal, oral or written, funded, unfunded, insured or self-insured, in each case, that is sponsored, established, maintained, contributed to or required to be contributed to by any Seller, or under which any Seller has any current or potential Liability.

“Post-Closing Cash Payment” means an amount in cash equal to $750,000.

“Prior Acquisition Agreements” means the Agreement for Purchase and Sale of Assets, dated as of June 4, 2018, by and between Infinity Loans of Clearfïeld, Utah, LLC and FastBucks of Layton II, Utah, LLC; the Agreement for Purchase and Sale of Assets, dated as of June 4, 2018, by and between Infinity Loans of Murray, Utah, LLC and FastBucks of Draper, Utah, LLC d/b/a FastBucks of Murray II; the Agreement for Purchase and Sale of Assets, dated as of June 4, 2018, by and between Infinity Loans of Salt Lake City, Utah and FastBucks of Salt Lake City I, Utah, LLC; the Agreement for Purchase and Sale of Assets, dated as of June 4, 2018, by and between Infinity Loans of West Valley, Utah, LLC and FastBucks of West Valley City, Utah, LLC; the Agreement for Purchase and Sale of Assets, dated as of June 30, 2018, by and between Infinity Loans Boise, a branch location of Infinity Loans of Idaho, LLC and FastBucks (Boise 3), a branch location of FastBucks of Idaho, LLC; the Agreement for Purchase and Sale of Assets, dated as of June 30, 2018, by and between Infinity Loans of Burley, a branch location of Infinity Loans of Idaho, LLC and FastBucks (Burley), a branch location of FastBucks of Idaho, LLC; the Agreement for Purchase and Sale of Assets, dated as of June 30, 2018, by and between Infinity Loans Idaho Falls, a branch location of Infinity Loans of Idaho, LLC and FastBucks (Idaho Falls 1), a branch location of FastBucks of Idaho, LLC; the Agreement for Purchase and Sale of Assets, dated as of June 30, 2018, by and between Infinity Loans Meridian, a branch location of Infinity Loans of Idaho, LLC and FastBucks (Meridian), a branch location of FastBucks of Idaho, LLC; the Agreement for Purchase and Sale of Assets, dated as of June 30, 2018, by and between Infinity Loans Moscow, a branch location of Infinity Loans of Idaho, LLC and FastBucks (Moscow), a branch location of FastBucks of Idaho, LLC; the Agreement for Purchase and Sale of Assets, dated as of June 30, 2018, by and between Infinity Loans Mountain Home, a branch location of Infinity Loans of Idaho, LLC and FastBucks (Mountain Home), a

branch location of FastBucks of Idaho, LLC; the Agreement for Purchase and Sale of Assets, dated as of June 30, 2018, by and between Infinity Loans Nampa, a branch location of Infinity Loans of Idaho, LLC and FastBucks (Nampa), a branch location of FastBucks of Idaho, LLC; the Agreement for Purchase and Sale of Assets, dated as of June 30, 2018, by and between Infinity Loans Pocatello, a branch location of Infinity Loans of Idaho, LLC and FastBucks (Pocatello), a branch location of FastBucks of Idaho, LLC; the Agreement for Purchase and Sale of Assets, dated as of June 30, 2018, by and between Infinity Loans Post Falls, a branch location of Infinity Loans of Idaho, LLC and FastBucks (Post Falls), a branch location of FastBucks of Idaho, LLC; the Agreement for Purchase and Sale of Assets, dated as of June 30, 2018, by and between Infinity Loans Twin Falls, a branch location of Infinity Loans of Idaho, LLC and FastBucks (Twin Falls), a branch location of FastBucks of Idaho, LLC; the Agreement for Purchase and Sale of Assets, dated as of July 1, 2018, by and between Infinity Loans of Alamogordo, New Mexico, LLC and FastBucks of Alamogordo, New Mexico, LLC; the Agreement for Purchase and Sale of Assets, dated as of July 1, 2018, by and between Infinity Loans of Albuquerque, New Mexico, LLC and FastBucks of Albuquerque, New Mexico, LLC; the Agreement for Purchase and Sale of Assets, dated as of July 1, 2018, by and between Infinity Loans of Albuquerque II, New Mexico, LLC and FastBucks of Albuquerque IV, New Mexico, LLC; the Agreement for Purchase and Sale of Assets, dated as of July 1, 2018, by and between Infinity Loans of Albuquerque III, New Mexico, LLC and FastBucks of Albuquerque VI, New Mexico, LLC; the Agreement for Purchase and Sale of Assets, dated as of July 1, 2018, by and between Infinity Loans of Carlsbad, New Mexico, LLC and FastBucks of Carlsbad, New Mexico, LLC; the Agreement for Purchase and Sale of Assets, dated as of July 1, 2018, by and between Infinity Loans of Chaparral, New Mexico, LLC and FastBucks of Chaparral, New Mexico, LLC; the Agreement for Purchase and Sale of Assets, dated as of July 1, 2018, by and between Infinity Loans of Clovis, New Mexico, LLC and FastBucks of Clovis, New Mexico, LLC; the Agreement for Purchase and Sale of Assets, dated as of July 1, 2018, by and between Infinity Loans of Deming, New Mexico, LLC and FastBucks of Deming, New Mexico, LLC; the Agreement for Purchase and Sale of Assets, dated as of July 1, 2018, by and between Infinity Loans of Espanola, New Mexico, LLC and FastBucks of Espanola, New Mexico, LLC; the Agreement for Purchase and Sale of Assets, dated as of July 1, 2018, by and between Infinity Loans of Farmington, New Mexico, LLC and FastBucks of Farmington, New Mexico, LLC; the Agreement for Purchase and Sale of Assets, dated as of July 1, 2018, by and between Infinity Loans of Gallup, New Mexico, LLC and FastBucks of Gallup, New Mexico, LLC; the Agreement for Purchase and Sale of Assets, dated as of July 1, 2018, by and between Infinity Loans of Las Cruces, New Mexico, LLC and FastBucks of Las Cruces, New Mexico, LLC; the Agreement for Purchase and Sale of Assets, dated as of July 1, 2018, by and between Infinity Loans of Las Vegas, New Mexico, LLC and FastBucks of Las Vegas, New Mexico, LLC; the Agreement for Purchase and Sale of Assets, dated as of July 1, 2018, by and between Infinity Loans of Los Lunas, New Mexico, LLC and FastBucks of Los Lunas, New Mexico, LLC; the Agreement for Purchase and Sale of Assets, dated as of July 1, 2018, by and between Infinity Loans of Rio Rancho, New Mexico, LLC and FastBucks of Rio Rancho, New Mexico, LLC; the Agreement for Purchase and Sale of Assets, dated as of July 1, 2018, by and between Infinity Loans of Roswell, New Mexico, LLC and FastBucks of Roswell, New Mexico, LLC; the Agreement for Purchase and Sale of Assets, dated as of July 1, 2018, by and between Infinity Loans of Santa Fe, New Mexico, LLC and FastBucks of Santa Fe, New Mexico, LLC; the Agreement for Purchase and Sale of Assets, dated as of July 1, 2018, by and between Infinity

Loans of Sunland Park, New Mexico, LLC and FastBucks of Sunland Park, New Mexico, LLC; the Asset Purchase Agreement, dated as of February 1, 2019, by and among Infinity Loans of Henderson, Nevada, LLC, Infinity Loans of Henderson II, Nevada, LLC, Infinity Loans of Las Vegas, Nevada, LLC, Infinity Loans of Las Vegas III, Nevada, LLC, and FastBucks of Henderson II, Nevada, LLC, FastBucks of Henderson III, Nevada, LLC, FastBucks of Las Vegas II, Nevada, LLC, and Northshore MCB, LLC, d/b/a FastBucks of Las Vegas VII; the Stock Purchase Agreement, dated as of February 1, 2019, by and among BlueSky Acquire, Inc. and Charles Horton; the Asset Purchase Agreement, dated as of April 10, 2019, by and between Your Credit, Inc., and First Money In, LLC; the Asset Purchase Agreement, dated as of March 1, 2019, by and between Your Credit, Incorporated, and First Money In, LLC; the Asset Purchase Agreement, dated as of March 1, 2019, by and between Gentry Finance Corporation of Nevada and First Money In, LLC; the Asset Purchase Agreement, dated as of May 1, 2019, by and between First Money In, LLC and FastBucks of Henderson II, Nevada, LLC, FastBucks of Henderson III, Nevada, LLC, FastBucks of Las Vegas II, Nevada, LLC, and Northshore MCB, LLC, d/b/a FastBucks of Las Vegas VII; the Asset Purchase Agreement, dated as of May 1, 2019, by and among Your Credit, Incorporated, First Money In, LLC and Anthony P. Gentry (solely for the purposes stated therein); the Asset Purchase Agreement, dated as of March 1, 2019, by and between Gentry Finance Corporation of Nevada and First Money In, LLC; the Asset Purchase Agreement, dated as of April 16, 2019, by and among Gentry Finance Corporation, Infinity Loans of Gallup, New Mexico, LLC and Anthony P. Gentry (solely for the purposes stated therein); the Asset Purchase Agreement, dated as of April 16, 2019, by and among Your Credit, Inc., Infinity Loans of Gallup, New Mexico, LLC and Anthony P. Gentry (solely for the purposes stated therein); the Asset Purchase Agreement, dated as of April 16, 2019, by and among Your Credit, Inc., Infinity Loans of Gallup, New Mexico, LLC and Anthony P. Gentry (solely for the purposes stated therein); the Asset Purchase Agreement, dated as of April 16, 2019, by and between Noble Finance Corporation, Infinity Loans of Gallup, New Mexico, LLC and Anthony P. Gentry (solely for the purposes stated therein); the Asset Purchase Agreement, dated as of April 16, 2019, by and among Gentry Finance Corporation, Infinity Loans of Gallup, New Mexico, LLC and Anthony P. Gentry (solely for the purposes stated therein); the Asset Purchase Agreement, dated as of April 3, 2019, by and among Gentry Finance Corporation, Infinity Loans of Clovis, New Mexico and Anthony P. Gentry (solely for the purposes stated therein); the Asset Purchase Agreement, dated as of March 1, 2019, by and among Your Credit, Incorporated, First Money In, LLC and Anthony P. Gentry (solely for the purposes stated therein); the Asset Purchase Agreement, dated as of April 24, 2019, by and among Noble Finance Corporation, First Money In, LLC and Anthony P. Gentry (solely for the purposes stated therein).

“Proceeding” means any action, proceeding, audit, lawsuit, litigation, examination, investigation or arbitration (in each case, whether civil, criminal or administrative) pending by or before any Governmental Body or arbitrator.

“Purchase Price” means the amount equal to (a) $22,000,000.00, minus (b) the Excess Frontier Payoff Amount, if any, minus (c) if the amount of Interim Period Cash exceeds the Paid Run Rate Amount, the amount of such excess, plus (d) if the Paid Run Rate Amount exceeds the amount of Interim Period Cash, the amount of such excess.

“Purchased Assets” has the meaning set forth in Section 1.1 above.

“Real Property” means any lot, parcel or tract of land in which any Person has a property interest.

“Receivables” means all notes and accounts receivable reflected on the Most Recent Financial Statements, and all accounts receivable of Sellers generated since the Most Recent Fiscal Month End.

“Reimbursement Cap” has the meaning set forth in Section 9.7(c) above.

“Related Party Agreement” has the meaning set forth in Section 2.12(a)(vi) above.

“Related Person” has the meaning set forth in Section 2.18 above.

“Release Date” means the date that is 60 days following the date of delivery of the final audited financial statements of Franchise Group, Inc. for the year ended December 31, 2020 by the independent accountants of Franchise Group, Inc. following the Closing Date, which date of delivery shall be no later than April 30, 2021; provided that, if by December 31, 2020, the fiscal year of Franchise Group, Inc. has not been changed to end on the last day of the calendar year, then the Release Date shall mean June 30, 2021.

“Relevant Period” means, (a) with respect to 2020 EBITDA, the period from January 1, 2020 through and including December 31, 2020, (b) with respect to 2021 EBITDA, the period from January 1, 2021 through and including December 31, 2021, and (c) with respect to 2022 EBITDA, the period from January 1, 2022 through and including December 31, 2022.

“Response Period” has the meaning set forth in Section 9.6(b) above.

“Retained Books and Records” means (a) all minute and equity interest certificate books, ledgers and Organizational Documents of Sellers and (b) copies of all Tax Returns, Tax work papers and related records and files relating to the Sellers other than non-income Tax records relating solely to the Business.

“Retained Employee Liabilities” means (a) any and all Liabilities, and any and all other payments, compensation, benefits, and entitlements that Sellers or any of their Affiliates owe or are obligated to provide, whether currently, prospectively or on a contingent basis, whether prior to the Closing, as of the Closing, or after the Closing, with respect to any employee of, or other service provider to, Sellers or any of their Affiliates, and (b) any and all Liabilities, payments, costs, expenses or disbursements which arise under or relates to any Plan or any other employee benefit plan or arrangement, other than Run Rate Expenses.

“Retained Liabilities” means any Liabilities of any Seller or any of its Affiliates or any of its equityholders of any kind or nature whatsoever other than the Assumed Liabilities, including (other than the Run Rate Expenses): (a) Liabilities relating to or arising out of (i) the Retained Assets or (ii) any Seller’s or its predecessors’ ownership or operation of the Business or the Purchased Assets on or prior to the Closing Date, (b) accrued Liabilities incurred by the Business other than the Assumed Liabilities, (c) except for Transfer Taxes, Liabilities for (i) Taxes of any Seller or any direct or indirect owners of any Seller (including any such Taxes for which any of the foregoing become liable under any common law doctrine, Contract, transferee or successor liability or otherwise), (ii) Taxes resulting from the Transaction, (iii) Taxes imposed on or with respect to the Retained Assets, and (iv) Taxes imposed on or with respect to the Purchased Assets, the Assumed Liabilities and/or the Business for any taxable period (or portion thereof) ending on or before the Closing Date, (d) all Transaction Expenses, (e) all Liabilities relating to or arising out of Debt of the Business, including all Debt of Sellers with respect to the Business, (f) the Retained Employee Liabilities, (g) (i) any Liability of any Seller or any Affiliate thereof under any Prior Acquisition Agreement, and (ii) without limiting the foregoing, any Liability of any Seller or any Affiliate thereof in respect of (A) any actual or alleged breach or violation of any Law or Order (including any licensing requirements) by any Seller or any Affiliate thereof or (B) any loan made or originated by any Seller or any Affiliate thereof. For clarification, any Liability (other than an Assumed Liability) that becomes a Liability of Buyer by reason of principles of successor liability (as opposed to express assumption by Buyer) will, as between Buyer and Sellers, constitute a Retained Liability for which Buyer is entitled to indemnification pursuant to Section 9.1(a)(iii).

“Run Rate Expenses” means the payment obligations of the Sellers incurred in the Ordinary Course of Business on or after the Cut-Off Date of the type listed on Schedule 11.1(c); provided, for the avoidance of doubt, (a) Run Rate Expenses shall not include any payment obligations of the Sellers that arose or were accrued prior to the Cut-Off Date or that are attributable to services or products provided to or on behalf of the Sellers prior to the Cut-Off Date, and (b) no Transaction Expenses shall be included as Run Rate Expenses.

“Schedule” means the disclosure schedule delivered by Sellers to Buyer on the date hereof.

“Securities Act” means the Securities Act of 1933, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.

“Sellers” has the meaning set forth in the preamble above.

“Seller Intellectual Property” means all Intellectual Property owned or purported to be owned by Sellers.

“Shortfall Amount” has the meaning set forth in Section 1.6(b)(ii) above.

“Software” has the meaning set forth in the definition of Intellectual Property above.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any manager, management board, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Surplus Amount” has the meaning set forth in Section 1.6(b)(i) above.

“Tax” or “Taxes” means any U.S. federal, state, local, or foreign net income, gross income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, production, ad valorem, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding on amounts paid to or by any Person, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, unclaimed property, escheat payments, or other tax, levy, fee, impost, duty and charge of any kind whatsoever, including any interest, penalty, or additional amounts imposed by any Governmental Body, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in Section 9.5(a) above.

“Threshold Amount” has the meaning set forth in Section 9.4(a) above.

“Trademarks” has the meaning set forth in the definition of Intellectual Property above.

“Transaction” has the meaning set forth in the recitals above.

“Transaction Expenses” means any and all (i) legal, accounting, tax, financial advisory, environmental consultants and other professional or transaction related costs, fees and expenses incurred by any Equityholder or any Seller in connection with this Agreement or in investigating, pursuing or completing the transactions contemplated hereby, and (ii) Change in Control Payments.

“Transfer Taxes” has the meaning set forth in Section 10.3 above.

“Transferred Employee” has the meaning set forth in Section 6.1 above.

“UETA” has the meaning set forth in Section 2.20(x) above.

“Unresolved Disputes” has the meaning set forth in Section 1.7 above.

“WARN Act” means the Worker Adjustment Retraining Notification Act of 1988, as amended, or any similar foreign, state or local Law.

ARTICLE 12

MISCELLANEOUS

12.1 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to this Agreement without the prior written approval of Buyer and the Seller Representative; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure). Notwithstanding the foregoing, after the Closing, Buyer shall be permitted to issue press releases, make public announcements and communicate with employees, customers and suppliers without the consent or participation of the Seller Representative.

12.2 No Third-Party Beneficiaries. Except for the Indemnified Parties, Parent, the Equityholders or as otherwise expressly set forth in this Agreement, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

12.3 Entire Agreement. This Agreement and the Ancillary Agreements (including the exhibits, schedules, annexes and other documents referred to herein and therein) constitute the entire agreement among the Parties and supersede any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

12.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of Buyer and the Seller Representative; provided, however, that Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and designate one or more of its Affiliates to perform its obligations hereunder, (b) assign its rights under this Agreement for collateral security purposes to any lenders providing financing to Buyer or any of its Subsidiaries or Affiliates and (c) assign its rights and obligations under this Agreement to any Person that acquires all or substantially all of the Purchased Assets; provided, that in each of the foregoing clauses (a) and (b), Buyer remains fully responsible of its obligations under this Agreement.

12.5 Counterparts. This Agreement may be executed in one or more counterparts (including by means of .pdf file), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

12.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

12.7 Notices. All notices, requests, Claims and other communications hereunder will be in writing. Any notice, request, Claim or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient, (b) when sent by electronic mail, upon confirmation of receipt by such recipient (which confirmation shall be deemed to include responses to such electronic mail), or (c) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), to the intended recipient as set forth below:

If to the Seller Representative or any Seller:

Revolution Financial, Inc.

500 Grapevine Highway, Suite 345

Hurst, TX 76054

Attn: Brent Turner

Email: Brent.Turner@libtax.com

Copy (which shall not constitute notice) to:

Baker McKenzie LLP

1900 N. Pearl Street, Suite 1500

Dallas, TX 75102

Attn: Aaron Scow

Email: Aaron.Scow@bakermckenzie.com

If to Buyer:

Franchise Group Newco R, LLC

c/o Franchise Group, Inc.

1716 Corporate Landing Parkway

Virginia Beach, VA 23454

Attention: Michael S. Piper

Email: msp@libtax.com

Copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention: Russell L. Leaf and Sean Ewen

Email: rleaf@willkie.com and sewen@willkie.com

Any Party may change the address to which notices, requests, demands, Claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

12.8 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the state of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the state of Delaware.

12.9 Consent to Jurisdiction. Each Party irrevocably submits to the exclusive jurisdiction of any state court in the state of Delaware, and the United States District Court for the State of Delaware (and the appropriate appellate courts), for the purposes of any suit, action or other Proceeding arising out of this Agreement, any Ancillary Agreement, any certificate delivered pursuant hereto or thereto or any transactions contemplated hereby and thereby. Each Party agrees to commence any such action, suit or Proceeding either in the United States District

Court for the State of Delaware or if such suit, action or other Proceeding may not be brought in such court for jurisdictional reasons, in any state court in the state of Delaware. Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or Proceeding in the state of Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 12.9. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or Proceeding arising out of this Agreement, any Ancillary Agreement or the transactions contemplated hereby and thereby in (a) any state court in the state of Delaware, or (b) the United States District Court for the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or Proceeding brought in any such court has been brought in an inconvenient forum.

12.10 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and the Seller Representative. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver; provided, that any provision of this Agreement may be waived on behalf of all Sellers or any Seller by a writing signed by the Seller Representative. No such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No failure or delay by any party in exercising any right or remedy under this Agreement or any of the documents delivered pursuant to this Agreement, and no course of dealing between the parties, operates as a waiver of such right or remedy, and no single or partial exercise of any such right or remedy precludes any other or further exercise of such right or remedy or the exercise of any other right or remedy.

12.11 Injunctive Relief. The Parties hereby agree that in the event of breach (actual or threatened) of this Agreement damages would be difficult, if not impossible, to ascertain, that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to and without limiting any other remedy or right it may have at Law or in equity, the other Parties shall be entitled to an injunction or other equitable relief in any court of competent jurisdiction, without any necessity of proving damages or any requirement for the posting of a bond or other security, enjoining any such breach, and enforcing specifically the terms and provisions. The Parties hereby waive any and all defenses they may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief.

12.12 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

12.13 Expenses. Each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the Transactions, whether or not the transactions contemplated hereby are consummated.

12.14 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement and have been represented by counsel. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph and Exhibit are references to the Articles, Sections, paragraphs and Exhibits to this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (j) a reference to any Person includes such Person’s successors and permitted assigns; (k) any reference to “days” means calendar days unless Business Days are expressly specified; (l) any reference to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder, in each case as in effect at the applicable time of determination at or prior to the Closing, as the context may require; (m) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (n) actions hereunder may be brought at any time prior to the expiration of the longest time period permitted by Section 8106(c) of Title 10 of the General Corporation Law of the State of Delaware; and (o) any document uploaded to the “OneDrive” electronic data room hosted by Sellers at least two Business Days prior to the Closing shall be deemed to have been “delivered”, “furnished”, “provided” or “made available” (or any phrase of similar import) to Buyer hereunder.

12.15 Incorporation of Exhibits and Schedule. The Exhibits and Schedule identified in this Agreement are incorporated herein by reference and made a part hereof.

12.16 Schedules. Nothing in the Schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The disclosure in any section or paragraph of the Schedules qualifies other sections and paragraphs in this Agreement to the extent it is (a) clear by appropriate cross-references that a given disclosure is applicable to such other sections and paragraphs or (b) reasonably apparent on the face of such disclosure that the disclosure contained in such section or paragraph of the Schedules contains enough information regarding the subject matter of other sections of this Agreement as to qualify or otherwise apply to such other sections, in which case the information disclosed shall also be deemed to be disclosed for purposes of such other sections. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant. Terms used in the Schedules and not otherwise defined therein have the same meanings as set forth in this Agreement.

12.17 Waiver of Jury Trial. EACH OF THE PARTIES WAIVES THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS AGREEMENT IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

12.18 Seller Representative.

(a) Sellers hereby constitute, appoint and empower, effective from and after the date of this Agreement, Revolution Financial, Inc. as the Seller Representative, for the benefit of Sellers and the exclusive agent and attorney-in-fact to act on behalf of each Seller, in connection with and to facilitate the consummation of the transactions contemplated hereby, which shall include the power and authority: (i) to negotiate, execute and deliver such waivers, consents and amendments under this Agreement and the consummation of the Transaction as the Seller Representative, in its sole discretion, may deem necessary or desirable; (ii) as the Seller Representative, to enforce and protect the rights and interests of Sellers and to enforce and protect the rights and interests of such Persons arising out of or under or in any manner relating to this Agreement and the Transaction, and to take any and all actions which the Seller Representative believes are necessary or appropriate under this Agreement for and on behalf of Sellers including, consenting to, compromising or settling any such claims, conducting negotiations with Buyer and its Affiliates regarding such claims, and, in connection therewith, to (A) assert any claim or institute any action, proceeding or investigation; (B) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by Buyer or any other Person, or by any Governmental Body against the Seller Representative or any of Sellers, and receive process on behalf of any or all Sellers in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Seller Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, proceeding or investigation; (C) file any proofs of debt, claims and petitions as the Seller Representative may deem advisable or necessary; (D) settle or compromise any claims asserted under this Agreement; and (E) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation, it being understood that the Seller Representative shall not have any obligation to take any such actions, and shall not have any Liability for any failure to take any such actions; (iii) to refrain from enforcing any right of Sellers arising out of or under or in any manner relating to this Agreement; (iv) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Seller Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement; (v) to engage special counsel, accountants and other advisors and incur such other expenses on behalf of Sellers in connection with any matter arising under this Agreement; and (vi) to collect, hold and disburse the Purchase Price and the Equity Holdback Amount in accordance with the terms of this Agreement.

(b) Parent and Buyer shall have the right to rely upon all actions taken or omitted to be taken by the Seller Representative pursuant to this Agreement, all of which actions or omissions shall be legally binding upon Sellers.

(c) The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the bankruptcy or liquidation of any Seller and (ii) shall survive the Closing, and any action taken by the Seller Representative pursuant to the authority granted in this Agreement shall be effective and absolutely binding on each Seller notwithstanding any contrary action of or direction from such Seller, except for actions or omissions of the Seller Representative constituting willful misconduct.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BUYER:

FRANCHISE GROUP NEWCO R, LLC

By:	/s/ Andrew Kaminsky
Name:	Andrew Kaminsky
Title:	Executive Vice President and Chief Administrative Officer

[Signature Page to Asset Purchase Agreement]

SELLERS:

REVOLUTION FINANCIAL, INC.

By:	/s/ Michael Brent Turner
Name: Michael Brent Turner
Title: Chief Executive Officer

BLUESKY ACQUIRE, INC.

By:	/s/ Michael Brent Turner
Name: Michael Brent Turner
Title: President

FIRST MONEY IN, LLC

By:	/s/ Michael Brent Turner
Name: Michael Brent Turner
Title: President

INFINITY HOLDING CORPORATION

By:	/s/ Michael Brent Turner
Name: Michael Brent Turner
Title: President

INFINITY OF NEW MEXICO, INC.

By:	/s/ Michael Brent Turner
Name: Michael Brent Turner
Title: President

[Signature Page to Asset Purchase Agreement]

INFINITY OF NEVADA, INC.

By:	/s/ Michael Brent Turner
Name: Michael Brent Turner
Title: President

INFINITY OF UTAH, INC.

By:	/s/ Michael Brent Turner
Name: Michael Brent Turner
Title: President

INFINITY LOANS OF IDAHO, LLC

By:	/s/ Michael Brent Turner
Name: Michael Brent Turner
Title: Governor / Manager

INFINITY WAGE AND BENEFITS, LLC

By:	/s/ Michael Brent Turner
Name: Michael Brent Turner
Title: Governor / Manager

INFINITY LENDING, LLC

By:	/s/ Michael Brent Turner
Name: Michael Brent Turner
Title: Governor / Manager

[Signature Page to Asset Purchase Agreement]

INFINITY FINANCIAL, LLC

By:	/s/ Michael Brent Turner
Name: Michael Brent Turner
Title: Governor / Manager

INFINITY LOANS OF HENDERSON, NEVADA LLC

By:	/s/ Michael Brent Turner
Name: Michael Brent Turner
Title: Manager

INFINITY LOANS OF HENDERSON II, NEVADA LLC

By:	/s/ Michael Brent Turner
Name: Michael Brent Turner
Title: Manager

INFINITY LOANS OF HENDERSON III, NEVADA LLC

By:	/s/ Michael Brent Turner
Name: Michael Brent Turner
Title: Manager

INFINITY LOANS OF LAS VEGAS, NEVADA LLC

By:	/s/ Michael Brent Turner
Name: Michael Brent Turner
Title: Manager

[Signature Page to Asset Purchase Agreement]

INFINITY LOANS OF LAS VEGAS II, NEVADA LLC

By:	/s/ Michael Brent Turner
Name: Michael Brent Turner
Title: Manager

INFINITY LOANS OF LAS VEGAS III, NEVADA LLC

By:	/s/ Michael Brent Turner
Name: Michael Brent Turner
Title: Manager

INFINITY LOANS OF ALAMOGORDO, NEW MEXICO, LLC

By:	/s/ Michael Brent Turner
Name: Michael Brent Turner
Title: Manager

INFINITY LOANS OF ALBUQUERQUE, NEW MEXICO, LLC

By:	/s/ Michael Brent Turner
Name: Michael Brent Turner
Title: Manager

INFINITY LOANS OF ALBUQUERQUE II, NEW MEXICO, LLC

By:	/s/ Michael Brent Turner
Name: Michael Brent Turner
Title: Manager

[Signature Page to Asset Purchase Agreement]

INFINITY LOANS OF ALBUQUERQUE III, NEW MEXICO, LLC

By:	/s/ Michael Brent Turner
Name: Michael Brent Turner
Title: Manager

INFINITY LOANS OF CARLSBAD, NEW MEXICO, LLC

By:	/s/ Michael Brent Turner
Name: Michael Brent Turner
Title: Manager

INFINITY LOANS OF CHAPARRAL, NEW MEXICO, LLC

By:	/s/ Michael Brent Turner
Name: Michael Brent Turner
Title: Manager

INFINITY LOANS OF CLOVIS, NEW MEXICO, LLC

By:	/s/ Michael Brent Turner
Name: Michael Brent Turner
Title: Manager

INFINITY LOANS OF DEMING, NEW MEXICO, LLC

By:	/s/ Michael Brent Turner
Name: Michael Brent Turner
Title: Manager

[Signature Page to Asset Purchase Agreement]

INFINITY LOANS OF ESPANOLA, NEW MEXICO, LLC

By:	/s/ Michael Brent Turner
Name: Michael Brent Turner
Title: Manager

INFINITY LOANS OF FARMINGTON, NEW MEXICO, LLC

By:	/s/ Michael Brent Turner
Name: Michael Brent Turner
Title: Manager

INFINITY LOANS OF GALLUP, NEW MEXICO, LLC

By:	/s/ Michael Brent Turner
Name: Michael Brent Turner
Title: Manager

INFINITY LOANS OF HOBBS, NEW MEXICO, LLC

By:	/s/ Michael Brent Turner
Name: Michael Brent Turner
Title: Manager

INFINITY LOANS OF LAS CRUCES, NEW MEXICO, LLC

By:	/s/ Michael Brent Turner
Name: Michael Brent Turner
Title: Manager

[Signature Page to Asset Purchase Agreement]

INFINITY LOANS OF LAS VEGAS, NEW MEXICO, LLC

By:	/s/ Michael Brent Turner
Name: Michael Brent Turner
Title: Manager

INFINITY LOANS OF LOS LUNAS, NEW MEXICO, LLC

By:	/s/ Michael Brent Turner
Name: Michael Brent Turner
Title: Manager

INFINITY LOANS OF RIO RANCHO, NEW MEXICO, LLC

By:	/s/ Michael Brent Turner
Name: Michael Brent Turner
Title: Manager

INFINITY LOANS OF ROSWELL, NEW MEXICO, LLC

By:	/s/ Michael Brent Turner
Name: Michael Brent Turner
Title: Manager

INFINITY LOANS OF SANTA FE, NEW MEXICO, LLC

By:	/s/ Michael Brent Turner
Name: Michael Brent Turner
Title: Manager

[Signature Page to Asset Purchase Agreement]

INFINITY LOANS OF SUNLAND PARK, NEW MEXICO, LLC

By:	/s/ Michael Brent Turner
Name: Michael Brent Turner
Title: Manager

INFINITY LOANS ONLINE, LLC

By:	/s/ Michael Brent Turner
Name: Michael Brent Turner
Title: Manager

INFINITY LOANS OF LAYTON, UTAH, LLC

By:	/s/ Michael Brent Turner
Name: Michael Brent Turner
Title: Member

INFINITY LOANS OF CLEARFIELD, UTAH, LLC

By:	/s/ Michael Brent Turner
Name: Michael Brent Turner
Title: Member

INFINITY LOANS OF MURRAY, UTAH, LLC

By:	/s/ Michael Brent Turner
Name: Michael Brent Turner
Title: Member

[Signature Page to Asset Purchase Agreement]

INFINITY LOANS OF SALT LAKE CITY, UTAH, LLC

By:	/s/ Michael Brent Turner
Name: Michael Brent Turner
Title: Member

INFINITY LOANS OF WEST VALLEY, UTAH, LLC

By:	/s/ Michael Brent Turner
Name: Michael Brent Turner
Title: Member

[Signature Page to Asset Purchase Agreement]